EXHIBIT 10.41
CONFIDENTIAL TREATMENT
REQUESTED PURSUANT TO RULE 24b-2

Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The omitted materials have been filed separately with the Securities and Exchange Commission.

United Express® Agreement
between
United Air Lines, Inc.
and
Shuttle America Corp.

TABLE OF CONTENTS
ARTICLE	TITLE PAGE
I.	DEFINITIONS
II.	SCOPE, TERM, AND CONDITIONS
A.	SCOPE
B.	TERM
C.	CONDITIONS
D.	CERTAIN ACTIONS UPON EFFECTIVENESS
III.	SUPPORT SERVICES AND FACILITIES
A.	GENERAL
B.	SPECIAL SUPPORT SERVICES
C.	COMMUNICATIONS
D.	RESERVATIONS
E.	OPERATIONS
F.	STATION SUPPORT SERVICES
G.	TARRIFFS AND SCHEDULE PUBLICATION
H.	ADVERTISING AND PROMOTIONS
I.	AUTOMATION
J.	CONTRACTOR ASSISTANCE
IV.	AIR SERVICES TO BE PROVIDED BY CONTRACTOR
A.	AIRCRAFT TO BE USED
B.	TECHNICAL SPECIFICATIONS
C.	SCHEDULES AND CHARTERS TO BE OPERATED BY CONTRACTOR
D.	INVENTORY
E.	FLIGHT CREWS TO BE USED
F.	INFLIGHT SALES
V.	OPERATING RESTRECTIONS
A.	UNITED EXPRESS OPERATIONS ONLY
B.	CODE SHARE LIMITATION
C.	NO OPERATION OUTSIDE AGREEMENT
D.	SEVERABILITY AND REMEDY
VI.	LICENSE
A.	GRANT OF LICENSE
B.	TERMS AND CONDITIONS GOVERNING LICENSE
C.	INFRINGEMENT
VII.	ADDITIONAL UNDERTAKINGS
A.	PASS THROUGH COSTS
B.	BULK PURCHASES
C.	FUEL
D.	UNIFORMS
E.	PASSES AND REDUCED RATE TRAVEL
F.	ENVIRONMENTAL
VIII.	RATES PAYABLE TO CONTRACTOR
A.	RATES
B.	MARKUP
C.	OPERATING GOALS
D.	WIRE TRANSFER AND RECONCILIATION
IX.	FEES PAYABLE TO UNITED
A.	GOVERNMENT ASSISTANCE
X.	MAINTENANCE AND FUELING
XI.	U.S.MAIL
XII.	INSURANCE
A.	INSURANCE TYPES
B.	30-DAY NOTICE
C.	ALTERATIONS
D.	FAILURE TO MAINTAIN INSURANCE
XIII.	LIABILITY AND INDEMNIFICATION
A.	EMPLOYER’S LIABILITY AND WORKERS’ COMPENSATION
B.	INDEMNIFICATION BY CONTRACTOR
C.	INDEMNIFICATION BY UNITED
D.	CONTRACTOR’S SUPPLIES LIABILITY
E.	INDEMNITY FOR INFORMATION
F.	CERTAIN DEFINITIONS
XIV.	REPORTS
A.	BOARDING INFORMATION
B.	OPERATING PERFORMANCE
C.	FINANCIAL STATEMENTS
D.	BENCHMARKING
E.	GOVERNMENT FILINGS
F.	COPY OF GOVERNMENT REPORTS
XV.	INDEPENDENT CONTRACTORS AND UNAUTHORIZED OBLIGATIONS
A.	INDEPENDENT CONTRACTORS
B.	EMPLOYEES
C.	UNAUTHORIZED OBLIGATIONS
D.	CONTRACTOR OPERATED FLIGHTS
XVI.	DEFAULT AND TERMINATION
A.	OPERATIONS DEFAULT
B.	COVENANT DEFAULT
C.	DEFAULT BY CONTRACTOR
D.	SIMILAR AGREEMENTS
E.	NON-COMPLIANCE WITH STANDARDS
F.	CONSEQUENCES OF TERMINATION
H.	RESTRICTED ACTIONS
I.	CALL OPTION
XVII.	ASSIGNMENT, MERGER AND ACQUISITION
A.	ASSIGNMENT
B.	MERGER
C.	ACQUISITION
XVIII.	CHANGE OF LAW
XIX.	TAXES, PERMITS AND LICENSES
A.	TRANSACTION TAXES
B.	PAYROLL TAXES
C.	PERMITS AND LICENSES
XX.	REVIEW
XXI.	JURUSTICTION
XXII.	NOTICES
XXIII.	APPROVALS AND WAIVERS
XXIV.	GOVERNING LAW
XXV.	CUMULATIVE REMEDIES
XXVI.	FORCE MAJEURE
A.	FORCE MAJEURE
B.	EFFECT ON MARKUP
C.	FIXED AND OVERHEAD REDUCTION
XXVII.	SEVERABILITY AND CONSTRUCTION
XVIII.	ACKNOWLEDGEMENT
XXIX.	CONFIDENTIALITY
XXX.	RELATED AND THIRD PARTY AGREEMENTS
XXXI.	ENTIRE AGREEMENT
XXXIII.	REFERENCES TO TIME PERIODS
APPENDIX A
APPENDIX B
APPENDIX E
DEFNITIONS
APPENDIX F
APPENDIX G
APPENDIX H
APPENDIX I
APPENDIX J

UNITED EXPRESS® AGREEMENT

This Agreement between United Airlines Inc. (“United”) and Shuttle America Corp. (“Contractor”) dated as of December 28, 2006, (a) amends and supercedes the United Express® Agreement between United and Republic Airline Inc., dated as of February 13, 2004, as previously amended (the “Republic Agreement”) and (b) amends and supercedes the United Express® Agreement between United and Shuttle America Corp, dated as of February 13, 2004 as previously amended (the “Shuttle America Agreement”)

WITNESSETH:

WHEREAS, United holds a certificate of public convenience and necessity issued pursuant to the Federal Aviation Act of 1958 authorizing United to engage in air transportation of persons, property and mail, and is a major airline providing scheduled air service in both national and international markets;

WHEREAS, Contractor is an air carrier holding a certificate of public convenience and necessity to be issued pursuant to the Federal Aviation Act of 1958 that will authorize it to engage in air transportation of persons and property and provide high frequency, short-haul scheduled service in particular regions;

WHEREAS, United owns various trademarks, service marks, trade names, logos, emblems, uniform designs and distinctive exterior and interior color decor and patterns for its aircraft, including, but not limited to, the service mark United Express (hereinafter referred to individually and collectively as “United Marks” or “Marks”);

WHEREAS, United has entered into agreements with several regional carriers to provide air transportation services under the United Express mark for city pairs where it is generally uneconomic for United to operate such services;

WHEREAS, United will provide Contractor, pursuant to the terms of this Agreement, a non-exclusive license to use one or more of the United Marks in connection with Contractor’s United Express Services.

NOW, THEREFORE, in consideration of the foregoing premises, mutual covenants and obligations hereinafter contained, the parties agree as follows:

I.  DEFINITIONS

A.  “Aircraft Used in United Express Service” means any type and amount of aircraft set forth in Appendix B.

B.  “Apollo Services” means the computerized Apollo Reservations and Ticketing Service (or any similar or substitute service offered by or on behalf of United), which performs flight, hotel, rental car and other travel related services, reservations and ticket issuance functions.

C.  “Carrier Controlled Costs” means those types and categories of costs deemed within the control of Contractor as provided in Appendix E.

D.  “Contractor’s United Express Services” means the services or operations provided and maintained by Contractor in connection with providing scheduled air transportation service as a United Express Carrier and related ground and other services to United and its affiliates pursuant to the terms of this Agreement (including, without limitation, the services required under Article IV).

E.  “Default” means, individually or collectively, a Section A Default, a Section B Default, a Section C Default, a Section D Default, or a Section E Default, each as defined in Article XVI.

F.  [Intentionally Omitted]

G.  “Effective Date” means February 13, 2004.

H.  “Environmental Laws” means all federal, state, local and foreign laws and regulations, and airport rules, regulations and policies relating to pollution or the environment, including, without limitation, laws and regulations relating to emissions to the air, discharges to surface and subsurface waters, safe drinking water, the storage, release, disposal, transport or handling of chemicals, pollutants, contaminants, wastes, hazardous substances, petroleum and petroleum products, and aircraft noise, vibration, exhaust and overflight.

I.  “Ground Handling” means the provision of duties applicable to one or more of the following: (1) customer service ticket counter, (2) customer service gates (3) ground handling ramp, including mail and freight, (4) gate receipt and dispatch; all in accordance with United Express Service Standards.

J.  “Joint Location” means any airport terminal where Contractor provides Contractor’s United Express Services pursuant to this Agreement and both United and Contractor have employees stationed.

K.  “Marks” or “United Marks” shall have the meaning set forth in the recitals of this Agreement.

L.  “Pass Through Cost” means those type and categories of costs deemed not to be within the control of Contractor, as specified in Appendix E.

M.  “Rates” shall have the meanings set forth in Article VIII.

    N.  “Related Agreements” shall have the meaning set forth in Article XXX

    O.  “Revenue Passenger” means each passenger traveling on Contractor in connection with Contractor’s United Express Services who holds a ticket (electronic or otherwise), flight coupon, voucher or other form of document that (i) entitles that passenger to board an aircraft and (ii) is issued pursuant to or in connection with a published or unpublished fare. Passengers traveling on a purchased ticket (including ID50 airline industry reduced rate tickets), wholesaler voucher, or voucher issued as denied boarding compensation, shall be considered to be Revenue Passengers. In addition, passengers traveling on a free ticket as (or as part of) a Mileage Plus® award or a free ticket issued in conjunction with a two-for-one fare or other similar fare established by United, shall be considered to be Revenue Passengers. A passenger traveling on any other type of free or service charge-based ticket, including, but not limited to, a site inspection ticket, or wholesaler compensation ticket, any travel agent or wholesaler traveling on a positive space or space available ticket, and any employee of United, Contractor or any other carrier traveling on either a positive space or space available ticket, shall not be considered a Revenue Passenger. All Revenue Passengers shall be considered when calculating any Monthly Incentive Payment.

    P.  “Support Services” means those activities set forth in Article III which are related to the operation of airline services except during flight.

    Q.  “Termination Date” shall mean, with respect to the Article II specified aircraft types and ground operations, the applicable expiration, removal, or cancellation dates set forth in Article II.

    R.  “United Express Best Practice Operating Performance” means for each of the four operating performance metrics outlined in Article VIII.C, the simple average of the calendar year’s twelve operating performance levels (or results) generated by using the best operating performance attained (whether “best” is the highest or the lowest, as applicable) for each performance metric of all United Express Carriers in each month.

    S.   “United Express Carrier” means an air carrier which has been contractually given a non-exclusive license to use the mark United Express and one or more other United Marks in connection with providing air transportation service to United pursuant to an agreement between United and such air carrier.

    T.  “United Express Service Standards” or “Service Standards” means the procedures prescribed by United that describe United’s approved standards, policies, requirements and procedures for various activities relating to the provision of air transportation services. These Service Standards are provided in Appendix I.

    U.  “United Location” means any airport terminal facility where Contractor and United both have operations and United, but not Contractor, has employees stationed.

    V.  “United’s Actual Cost” means any and all costs or expenses actually incurred by United, not including any markup by United, any allocation of administrative or overhead expenses, or any administrative service charge imposed by United.

II.  SCOPE, TERM, AND CONDITIONS

    A.  SCOPE

The scope of this Agreement pertains to the type and amount of Contractor’s aircraft set forth on Appendix B hereto, and as such, operations may be amended in accordance herewith from time to time.

    B.  TERM This Agreement is effective as of the Effective Date, and shall terminate with respect to the applicable aircraft types and amounts as set forth below:

1.
Regional Jets Term. For any ERJ-170 regional jet aircraft subject to this Agreement, the aircraft shall be divided into two (2) tranches. The term of this Agreement for the first ERJ tranche (the first eight aircraft delivered) shall expire on June 30, 2014. The term of the Agreement for the second ERJ tranche ( the next [*] aircraft) shall expire on June 30, 2015.

    C.  CONDITIONS

1.  Renewal Option for Regional Jets. Upon expiration of the term of this Agreement for each tranches of ERJ aircraft as described in Article II.B.1, United may renew the term for all or none of the ERJ aircraft covered under the terms of this Agreement, for an additional term of five (5) years or less, by providing written notice to Contractor by no later than December 31, 2012 which notice shall specify the period of the renewal term.

2.  [INTENTIONALLY OMITTED]

3.  Ground Operations. Contractor agrees to be ground handled by ground service providers of United’s choosing. Notwithstanding this, Contractor’s incentive goals will be based on the operating performance at all stations for which it provides air service. United shall issue a Standards of Service document to all ground service providers, which will outline United’s expectations for the ground service provider’s responsibilities, duties, and processes and procedures.

4.  Pilot Consideration for 70-seat Regional Jet Employment for Furloughed United Pilots. Contractor acknowledges that United has been required to furlough some of its pilots over the past several years. As additional consideration, Contractor has agreed to provisions outlined in Letter Number 03-22, “Job Opportunities for Furloughed United Pilots” between United and the Air Line Pilot Association dated August 21, 2003, the express terms of which are incorporated herein by reference. United retains the right to recall furloughed pilots hired by Contractor. Any additional expenses borne by Contractor due to (a) incremental wages that must be paid to furloughed pilots and (b) incremental training expenses (determined in the manner specified below) will be reimbursed by United. Incremental training expenses for furloughed United Pilots, which shall be determined at the end of each calendar quarter during the term of this Agreement, shall be the remaining unamortized prorated portion of training expenses (which the parties agree shall be [*] per pilot) for any furloughed pilot that is recalled within 24 months of that furloughed pilot’s commencement of work with Contractor. United agrees that it shall provide Contractor at least 90 days prior notice before it recalls furloughed United pilots employed by Contractor.
__________
* Confidential

D.	BANKRUPTCY PROVISION

   Except as provided in this paragraph, United’s obligations under this Agreement shall be allowable post-petition, administrative expense obligations of United’s bankruptcy estate under Section 503 of the Bankruptcy Code. If United breaches this Agreement before the effective date of its plan of reorganization, Contractor shall have, subject to objection as provided below, allowed post-petition administrative expense claims as provided in the Bankruptcy Code. In addition, and notwithstanding the foregoing, this Agreement shall be terminated upon the happening of either of the following events: (i) United’s plan of reorganization (the “Plan”) in its Chapter 11 bankruptcy case (the “Case”) under which United continues to operate as an airline is not confirmed by the Bankruptcy Court and United discontinues all or substantially all flight operations, or (ii) the Case is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code and United suspends or discontinues flight operations. In the event of such termination, United shall be deemed to have breached the Agreement as of the effective date of such termination (the “Breach Date”) and Contractor shall have, subject to objection as provided below, allowed administrative expense claims (the “Claims”) (a) for any obligations of United under this Agreement arising before the Breach Date, provided, however, that this administrative expense claim shall be limited to actual services rendered at the contract rate and shall not include any claim for future damages or lost profits resulting from such termination, (b) for any amounts paid or required to be paid by Contractor (i) to United Express passengers, (ii) under interline and clearinghouse agreements and (iii) to Contractor’s United Express employees in each case for which Contractor has not already been reimbursed by United; (c) for any sums paid or required to be paid by Contractor to third parties in connection with the manufacture, purchase, lease or financing of aircraft undertaken as part of Contractor’s commitments under this Agreement and any maintenance equipment or services or spare parts associated with such aircraft , including, but not limited to, deposits, down payments, prepayments and financing and similar fees; (d) for two year’s aircraft ownership costs, calculated as provided in Section VIII.A.8 for each aircraft as to which Contractor has taken delivery prior to the Breach Date, provided that if Contractor is able to utilize such aircraft in some other manner then United will only be responsible for the variance between the cost stated in section VIII.A.8 and the aircraft ownership costs recovered by Contractor during such two year period in connection with such utilization; (e) for [*] in respect of Contractor’s reasonable startup costs and expenses such as pilot training expenses and certification costs; provided, however, that Contractor shall take commercially reasonable actions to mitigate its damages from the the categories of activities set forth in clauses (a) through (d) above upon a termination of this Agreement. All of Contractor’s obligations to United under the Agreement shall immediately terminate as of the Breach Date. Any party in interest, including United, shall retain the right, during the normal claims objection process, to object to the amount (but not the administrative claim character or priority) of any claim filed by Contractor except with respect to the damages set forth in clause (e) above. In addition, subject to Contractor’s rights of setoff and recoupment under Section 553 of the Bankruptcy Code, Contractor agrees to refund to United any amounts prepaid on account of services to be performed after the Breach Date by Contractor or its agents pursuant to this Agreement, but only to the extent such services are not subsequently performed upon request of United and that Contractor realizes an actual savings by not performing such services. United agrees to file and diligently prosecute a motion seeking bankruptcy court approval of the terms and conditions of this Agreement. In the event United does not obtain such bankruptcy court approval in an order in form and substance satisfactory to Contractor by no later than March 19, 2004, Contractor shall have the right to terminate this Agreement. Unless waived by United, Contractor must make such termination decision by March 23, 2004.

III.  SUPPORT SERVICES AND FACILITIES

A.  GENERAL

1.  Support Services.

United and Contractor will provide Support Services and facilities to the extent and in the manner set forth in the subsequent provisions of this Article III. All such Support Services and facilities set forth in this Article III will be furnished only with respect to Contractor’s United Express Services.

2.  Approval of Support Services.

United reserves the right to approve or disapprove the implementation of any Support Services or facilities offered to Contractor for Contractor’s United Express Services by any third party at any location. Such approval shall not be unreasonably withheld.

B.  SPECIAL SUPPORT SERVICES

In addition to other services to be made available to or provided to Contractor pursuant to this Agreement, and as summarized in and in accordance with Appendix C (Ground Handling) and Appendix D (Contractor Support Services), United agrees that it or its designees will provide and Contractor agrees to use the following services and facilities for Contractor’s United Express Services, be they provided by United or its designee:

1.  Use of the United Designator Code. All scheduled air transportation provided by Contractor as a part of Contractor’s United Express Services will be displayed by United in Apollo Services, the Official Airline Guide (“OAG”) and all other computerized reservations systems, using the appropriate United designator code, “UA” or “UA*,” and a flight number within a range of flight numbers assigned by United.

2.  Use of Apollo Services. In providing Contractor’s United Express Services, Contractor will only use Apollo Services, including United’s automated check-in, United’s ticketing (including United’s electronic ticketing service, E-TicketSM) and boarding passes, advance seat reservation system and United’s automated baggage tag printing and baggage tracing systems.

3.  Participating in United’s Mileage Plus® Program. At United’s discretion, all passengers with paid tickets traveling on a flight segment included in Contractor’s United Express Services, whether or not in conjunction with a United flight segment, will be awarded mileage credits for United’s Mileage Plus Program or any other frequent flyer program as specifically approved by United. Contractor shall not participate in the frequent traveler program of any other carrier in connection with Contractor’s United Express Services, unless otherwise mutually agreed between United and Contractor in writing. United has sole discretion concerning decisions relating to accrual or redemption of award travel on Contractor’s United Express flights. In addition, United will bear the cost of providing redemption travel and receive all revenue and benefits from the sale of frequent flyer credits (e.g. miles) related to Contractor’s United Express service.

4.  [Intentionally omitted.]
__________
* Confidential

5.  Customer Service Training. On a schedule, at a place, to an extent, for a number of persons, and in a manner determined by United, United will provide training for Contractor’s instructors that United deems sufficient to permit Contractor’s instructors to be able to provide and train others to provide customer services for Contractor’s United Express Services. Contractor will have no obligation to pay United for such training. However, Contractor agrees to adhere to the United Express Service Standards as outlined in Appendix I for all Customer Service of their United Express flights.

C.  COMMUNICATIONS

1.  Telephone and Data Lines. United, at its expense, will provide and maintain or arrange for the provision of reservations telephone lines connecting the cities served by Contractor in connection with Contractor’s United Express Services with United’s Reservations Centers. United, at its expense, will establish, operate and maintain or arrange for the provision of the data circuits from Contractor’s mutually agreed upon locations linking the United-approved data processing equipment at those locations with Apollo Services. United, at its expense, will also provide and arrange for Contractor’s SOC Communication with Apollo Services. United will determine, at its sole discretion, the necessity and feasibility of installing all such communications equipment. All other telephone expenses, such as Contractor’s long distance expenses shall be borne by Contractor as a station operating expense.

2.  Protection of Circuits. Contractor will take all necessary precautions to protect the data circuits provided for Contractor’s use pursuant to this Agreement by United or its designee.

D.  RESERVATIONS

1.  Reservations Functions. United agrees to provide, at its expense, the following reservations functions for Contractor’s United Express Services:

a.  Answering reservations telephones, providing information regarding schedules and fares, making bookings and providing other services normally associated with airline reservations services in accordance with United’s established procedures.

b.  Providing personnel so that telephone calls are answered at a service level determined by United.

c.  Answering all calls terminating on specified telephone lines as United or United Express, at United’s option.

d.  To the extent practicable, re-accommodating and notifying passengers of confirmation on United, Contractor and other airlines and clearance from wait-list.

e.  Reviewing and processing inbound prepaid ticket advices.

f.  Providing reservations services to the hearing impaired via a special telephone number during normal business hours.

g.  Comply with DOT disclosure requirements.

2.  Apollo Services Activities. Contractor agrees to use Apollo Services for the following activities for Contractor’s United Express Services, which are to be provided by United:

a.  Establishment, maintenance, display and change of passenger name records (PNRs).

b.  Confirmation of passengers against seat inventory on Contractor’s United Express Services and United’s scheduled flights and on other airlines where flight availability is maintained in Apollo Services.

c.  Maintenance of seat availability for Contractor’s United Express Services scheduled flights.

d.  Transmission of availability status messages (AVS) for Contractor’s United Express Services scheduled flights to other airlines with which United has an agreement in accordance with Standard Industry Passenger Procedures (SIPP).

e.  Process inbound reservations messages received from ARINC addressed to Contractor.

f.  Routing of all inbound messages received from ARINC, other than as stated in Article III.D.2.e above, to a computer message queue.

3.  CRS Fees. Computer Reservations System fees (“CRS Fees”) charged to Contractor as a result of passengers booked on Contractor’s United Express service will be direct billed to and payable by United.

4.  Travel Agent Commissions. United will be responsible for and shall pay directly all travel agent commissions charged in connection with the sale of tickets or other services on Contractor’s United Express Service.

E.  OPERATIONS

1.  Scheduled Service Update. Following the departure of a Contractor’s United Express flight the Contractor will provide accurate updates of its flights’ planned and actual departure and arrival times (including updates of irregularities) in Apollo Services as soon as the planned flight schedule is changed and the flight departs and arrives or suffers an irregularity. Specifically, this includes updating via ACARS or if ACARS is malfunctioning via a mutually agreed upon manual process the out, off, on and in times for the aircraft within [*] minutes of the occurrence of each event. In the event of a Contractor’s controllable flight delays, cancellations or other schedule irregularities affecting Contractor’s United Express Service flights, and as soon as information concerning such irregularities is available, Contractor shall update Apollo Services and, when requested by United, notify the designated United organization. On board delayed flights, Contractor shall provide updates to Customers in no less than [*] minute intervals. For purposes of this Agreement, such scheduled and actual departure and arrival and irregularity information shall be known as “FLIFO.” United will notify Contractor in writing as soon as practicable after United determines that Contractor has failed to update FLIFO in a timely and accurate manner. If Contractor fails [*] times in any consecutive [*] period (the “FLIFO Threshold”) to update FLIFO in a timely and accurate manner as soon as it becomes evident to Contractor that a schedule deviation shall take place, then upon notification by United to Contractor, Contractor shall pay United damages of [*] for each occurrence over and above the first [*] occurrences during such [*] period United agrees to bill Contractor any amount owed under this Section within [*] after the end of each calendar [*] period during which Contractor has exceeded the FLIFO Threshold. Such damages shall be United’s exclusive remedy for Contractor’s non-compliance with this paragraph and may be collected by setoffs against other amounts owed by United to Contractor hereunder. Contractor shall not be responsible for any costs or failure by the Ground Handlers to update FLIFO information.

2.  Denied Boarding (Payload Range Restrictions). Contractor is required to provide to United, upon specific written request from United, specific station best estimates regarding the weight restrictions and aircraft limitations, which could reasonably be expected to routinely result in denied boardings. Such requests shall be made by United’s Revenue Management Department (WHQIM) and responses from Contractor shall be provided within two (2) weeks of such request. In the event Contractor fails to respond to such requests or such responses are materially inaccurate, United reserves the right to bill Contractor, and Contractor shall reimburse United, for denied boarding expenses resulting from weight restrictions relating to such failure to respond or materially inaccurate response.

3.  No Flight Dispatch Duty. Contractor will be solely responsible for, and United will have no obligations or duties with respect to, the dispatch of Contractor’s flights. For the purposes of this Article III, the term “dispatch” will include, but will not be limited to, all planning of aircraft itineraries and routings, fueling and flight release.

4.  Compliance with Statutes. Contractor hereby represents, warrants and covenants that all air transportation services performed by it pursuant to this Agreement or otherwise will be conducted in full compliance with all applicable statutes, orders, rules and regulations, whether now in effect or hereafter promulgated, of all governmental agencies having jurisdiction over Contractor’s operations, including, but not limited to, the Federal Aviation Administration (“FAA”) and the Department of Transportation (“DOT”). Contractor’s compliance with such governmental statutes, orders, rules and regulations will be the sole and exclusive obligation of Contractor and United will have no obligation, responsibility or liability, whether direct or indirect, with respect to such matters except as otherwise expressly provided herein. Additionally, Contractor will comply during the term of this Agreement with the United/United Express Safety Standards, as described on Appendix H.

5.  Weather Information Service. From time to time and upon the request of Contractor or its flight crews, United may furnish Contractor’s flight crews with such U.S. Weather Bureau information or data as may be available to United; provided that (i) in furnishing any such weather information or data to Contractor, neither United nor its employees or agents will be responsible or liable for the accuracy thereof and, (ii) any and all costs or expenses associated with such weather information or data are carrier controlled costs and will be paid by Contractor.

6.  Diversions. United will pay Contractor for all diversions completed within [*] hours of the scheduled arrival time based on the actual block hours flown from the original departure city to the diversion point and from the diversion point to the original destination city. A diversion flight will also be considered completed if the passengers arrive at the scheduled arrival city within [*] hours of the scheduled arrival time via ground transportation from the diversion point to the original destination city. The cost of busing to the originally scheduled airport will be borne by Contractor. Contractor will use its best efforts to assure that no bus segment exceeds 100 air miles as defined in the Apollo mileage database. United will pay Contractor for a diverted flight that is completed via ground transportation based on the original scheduled block hour time for that segment. In the event a diverted flight is not completed within the [*] hour time frame, no payment is due for the diverted flight segment (e.g. flight segment will be excluded from the monthly operating statistics used in calculating payments to Contractor). In addition, United will not pay any costs associated with aircraft repositioning.

7.  Ground Delay Program. Contractor will participate in United’s ground delay program, which stipulates that United may request Contractor to cancel, and Contractor shall cancel, flights to free ATC slots at a hub when the FAA or United’s Station Control Center has initiated a Ground Delay Program (“GDP”). For cancellations requested by United as part of the GDP, and in accordance with Article VIII, United shall pay Contractor only a portion of the amounts normally due had the flights not been cancelled. United will pay [*] of the Completed Block Hour and Completed Departure rates (Carrier Controlled Costs only). All payments will be based upon the scheduled block hours and departures for such scheduled flights. No payments will be made with respect to Pass Through Costs in these categories. (e.g. fixed overhead).

8.  Significantly Delayed Flights. In the event that Contractor operates a flight more than [*] hours late from the scheduled departure time with a revenue passenger load factor of less than [*], OR, more than [*] hours late with [*] revenue passengers (“Significantly Delayed Flight”). Contractor shall not be reimbursed for such flight (e.g. flight segment will be excluded from the monthly operating statistics used in calculating payments to Contractor). United and Contractor will make good faith efforts to establish a process by which Contractor may solicit and receive United’s concurrence to be paid for an otherwise Significantly Delayed Flight.

9.  Station Operations Center (SOC) - Hub Locations. At United’s request and expense (and not included in the rates outlined in Appendix E), Contractor will provide adequate staffing in the United Airlines SOC of each designated hub city. If the number of departures in any single hub city exceeds [*] per day, Contractor will provide a full-time representative at United’s request and at United’s expense (in additional to the rates outlined in Appendix E). Such staffing will be provided during all normal hours of operation. If the number of daily departures does not exceed [*] per day, then Contractor will provide a point of contact and make a representative available on a limited basis as requested by United.
__________
* Confidential

    F.  STATION SUPPORT SERVICES

1.	If United would like Contractor to provide station support services Contractor will provide a bid for these services.

2.	Contractor agrees to be ground handled by ground service providers of United’s choosing provided that the ground handler complies with Contractor’s procedures.

3.	United shall issue a Standards of Service document to all ground service providers, which outline United’s expectations of the ground service providers responsibilities, duties and processes.

4.
Contractor agrees to participate in the creation of United Express Regional Ground Operations Manual and will subsequently seek acceptance of the manual from the FAA as Contractor’s own ramp handling procedures. Within a reasonable period of time, Contractor will obtain approval from the FAA and will participate in the current United Airlines Deicing Committee.

5.	Contractor is required to participate in CORA and United will be responsible for slot management of Contractor’s United Express flights

    G.  TARIFFS AND SCHEDULE PUBLICATION

1.  General.

a.  United shall have the sole right and power to establish and modify, from time to time, the fare/rate classes and fare/rate levels (including through fares) and fare/rate descriptions for all Contractor’s United Express Services in the city pairs operated by Contractor under this Agreement, in a manner consistent with pricing (including joint fares) established by United. United shall comply with applicable governmental regulations pertaining to public disclosure of fares, rates and rules tariffs and shall pay for any fines or civil penalties incurred by Contractor as a result of violations by United thereof, and for the cost of defense of such claims of violations including the cost of defending or negotiating the terms of a consent order or decree.

2.  Passenger Fare Tariffs.

a.  United shall be entitled to 100% of the fares and prorates received by United or Contractor in connection with any fares attributable to passengers who travel on Contractor’s United Express Services. All passenger fare tariffs published for Contractor’s United Express Services shall be included as part of United’s tariffs.

b.  Contractor shall notify the Airline Tariff Publishing Company or any successor company performing the same or equivalent services (“ATPCO”) that United is authorized to supply, modify or withdraw such rates with ATPCO. United may file changes to such fares from time to time with ATPCO as UA fares.

3.  Air Freight and Mail Rates.

a.  For all markets operated by Contractor under this Agreement, United shall have the sole right and power to establish and modify from time to time all air freight and cargo rates and mail rates covering mail, general commodity, Small Package Dispatch™ (SPD) and priority air freight shipments and all other air transportation services (other than mail delivery) for Contractor’s United Express Services in these markets. All such airfreight rates for Contractor’s United Express Services shall be included as part of United’s airfreight and cargo rates tariffs. Contractor shall notify ATPCO that United is authorized to supply, modify or withdraw such rates with ATPCO.

b.  United shall be entitled to 100% of the fares and prorates received by United or Contractor in connection with any fares attributable to mail or freight shipped on Contractor’s United Express Services.

4.  Timetables. United will reflect Contractor’s United Express Services in computerized reservations systems, United’s internal reservations system and Contractor’s United Express Services flight connections to United will be listed as UA connections. United will provide information such that references in computerized reservations systems and United’s internal reservations system to Contractor’s United Express Services will also contain notations indicating that such services are performed by Contractor as an independent contractor under the appropriate United Marks. A similar notation will be made in the OAG or any successor publication commonly used by the airline industry for the dissemination of schedule information. Such notations shall comply with all applicable regulations of DOT.

H.  ADVERTISING AND PROMOTIONS

1.  Travel Certificate Program. United will allow Contractor to accept, and Contractor agrees to accept, United/United Express Amenities, Promotional Discount(s) and/or Free Travel Certificates on Contractor’s United Express flight segments, whether or not such Amenities, Promotional Discount(s) and/or Free Travel Certificates are in conjunction with a United flight segment.

2.  Right to Advertise Using Marks. To the extent Contractor is licensed to use the Marks, Contractor may in its capacity as a United Express Carrier and at its sole expense, with no reimbursement from United, use the marks to advertise Contractor’s United Express Services. However, any and all such advertisements using one or more of the United Marks will identify United as the owner of those United Marks (including in any state company name registrations required of Contractor), and to the extent that any Mark is registered, will so specify. Notwithstanding the above, no advertisement, solicitation, document or other material using any United Mark will be published or otherwise promulgated without United’s prior inspection and approval. No advertising that relates in any way to United, United Express or Contractor’s United Express Services will be placed by Contractor with an outside advertising agency unless United has given its prior consent regarding copy, layout and the specific media plan. In addition, where United has agreed to share the costs of any such advertising, Contractor will obtain the prior consent of United regarding the funds to be expended for such advertising.

3.  Prior Approval of United. Contractor agrees that it will not use (or attempt to register) any United trade name or service mark, including, but not limited to, the names “UNITED AIR LINES, INC.,” “UNITED AIRLINES,” or “UNITED,” or United’s logo in any advertising, or other document or material without first obtaining United’s prior approval of each such use.

I.  AUTOMATION

1.  Use and Protection. When Contractor uses internal United Apollo Services automation, Contractor agrees to comply with and abide by all terms and restrictions imposed by United on the use of Apollo Services and associated Automation Equipment, as defined below. Contractor agrees that all instructions, procedures and manuals provided by United in connection with Contractor’s use of Apollo Services and Automation Equipment (“Automation Information”) are and will remain the property of United. Contractor acknowledges that Apollo Services contains software, which is confidential and proprietary information of United or its affiliates (such as Galileo International) or any successor thereto. Contractor further agrees that it will not (or cause any third party to) duplicate, copy or otherwise reproduce any such software or Automation Information or furnish or disclose any such software or Automation Information to any other party or to Contractor’s employees other than such employees who have a need to know and who are aware of and understand the confidential and proprietary nature of the software and Automation Information unless mandated by the government.

2.  Installation and Training. United shall install or cause to be installed a minimum of one terminal plus associated equipment for printing messages, data, air tickets, boarding passes and baggage tags (“Automation Equipment”) at Contractor’s airport locations and selected administrative locations. United will determine, in the exercise of its sole discretion and judgment, the necessity and feasibility of installing and upgrading Automation Equipment, so long as the quantity and quality of Automation Equipment installed at Contractor’s airport locations are sufficient to permit Contractor to satisfy the standards for Contractor’s United Express Services under this Agreement. Any and all modifications, enhancements, improvements or developments pertaining to the Automation Equipment, or other new related technology, may be made available to Contractor by United, in its sole discretion, under terms and conditions to be determined by United on a case-by-case basis. United will train Contractor’s instructors, as applicable, in the proper use of Apollo Services and Automation Equipment as described in the Customer Service/Reservations Handbook or any other related United guidelines. Contractor agrees to establish a training program with internal instructors. Only qualified personnel who have satisfactorily completed a United prescribed training program will be permitted to operate any Automation Equipment (hereinafter “Designated Users”). United may, at its discretion, monitor or test the proficiency level of Designated Users. If United determines that their proficiency levels are insufficient for the proper use of the Automated Equipment or Apollo Services, then Contractor must arrange for its Designated Users to undertake any further training which United determines necessary to bring such Designated Users to the desired proficiency level.

        3.  Standards of Use.

a. To maintain an effective interconnection between Apollo Services and the Automation Equipment and to prevent misuse thereof, when Contractor uses Apollo Services and the Automation Equipment, Contractor must use and operate these (a) in strict accordance with operating instructions provided by United or its affiliates in the Customer Services Policies and Procedures, United’s Computer Security Regulations, and any other related United or affiliate guidelines, and (b) solely for the performance of the specific business functions designated by United. Any undesignated business use and all non-business uses are strictly prohibited. Prohibited uses include, but are not limited to, personal messages, servicing subscribers, travel agencies, or any other third party, training any other party or any other use designated as prohibited in the Apollo Services Manual. Contractor will maintain a list of all employees and agents who have access to Apollo Services and their assigned file numbers and passwords. United may at any time deny access to Apollo Services to any employee of Contractor if such employee is found by United to have abused Apollo Services or the Automation Equipment. Contractor will take all precautions necessary to prevent unauthorized operation or use of Apollo Services and the Automation Equipment.

b. Contractor will not alter or change the Apollo Services display as provided by United or its affiliate without the written consent of United. Contractor may not provide Apollo Services or its database to any other person or entity without the written consent of United.

c. Except as expressly permitted in this Agreement or other written agreement with United, Contractor will not cause any Apollo Services (including, but not limited to, its software, data bases, intellectual property, and customer information) to be used (as a basis for any software development or otherwise), commercially exploited, copied, redistributed, retransmitted, published, sold, rented, leased, marketed, sublicensed, pledged, assigned, disposed of, encumbered, transferred, or otherwise altered, modified or enhanced, without the express written permission of United.

d. Contractor will not engage in any speculative booking or reservation of space for any airline, hotel, rental car company, or any other vendor’s service or product available through Apollo Services.

4.  Maintenance, Repair and Modification.

a. United will provide or cause to be provided to Contractor repair and maintenance services required for the Automation Equipment at United’s expense. To maintain an effective interconnection between the Automation Equipment and Apollo Services and to preserve the functional integrity of the Automation Equipment, neither Contractor nor any third party, other than a third party designated by United, will perform or attempt to perform maintenance, repair work, alterations or modifications, of any nature whatsoever, to the Automation Equipment. Contractor will provide free positive space travel on Contractor’s United Express flights for United’s Computer Terminal Technicians or replacements when such travel is for the purpose of repairing Apollo Services or any Automation Equipment.

b. Contractor will reimburse United for the costs of any such repairs or maintenance attributable to Contractor’s willful misconduct, gross negligence, or persistent, negligent acts or omissions.

c. United or its designee will have the right to enter upon any Contractor location during Contractor’s business hours for the purpose of monitoring Contractor’s operation of the Automation Equipment and Apollo Services, inspecting the Automation Equipment, performing such repairs or maintenance as may be necessary or removing the Automation Equipment; provided, however, that United will not during the course of such monitoring, inspection, repair, or removal unreasonably interfere with Contractor’s business.

5.  Downtime. United will notify Contractor of any scheduled or pre-announced downtimes of Apollo Services.

6.  No Warranty; Release.

UNITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE AUTOMATION EQUIPMENT OR APOLLO SERVICES.
    CONTRACTOR HEREBY WAIVES AND RELEASES UNITED AND ITS AFFILIATES, AND THEIR SUCCESSORS FROM ANY AND ALL OTHER OBLIGATIONS AND LIABILITIES AND ALL RIGHTS, CLAIMS AND REMEDIES OF CONTRACTOR AGAINST UNITED OR ITS AFFILIATES, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, DUE TO ANY DEFECTS, ERRORS (INCLUDING, WITHOUT LIMITATION, ANY ERRORS IN RESERVATIONS AVAILABILITY RECORDS), MALFUNCTIONS OR INTERRUPTIONS OF SERVICE TO APOLLO SERVICES OR THE AUTOMATION EQUIPMENT, INCLUDING ANY LIABILITY, OBLIGATION, RIGHT, CLAIM OR REMEDY IN TORT, AND INCLUDING ANY LIABILITY, OBLIGATION, RIGHT, CLAIM OR REMEDY FOR LOSS OF REVENUE OR PROFIT OR ANY OTHER DIRECT, INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES.

Contractor shall not be liable for, and United releases Contractor from, any liability for any flight cancellation or delay, to the extent it results from any malfunction in or interruption of Apollo Services or the Automation Equipment; and, notwithstanding any other provision hereof, no such cancellation or delay shall be included in any performance calculation relating to operating goals except for occasions to the extent such failure is the result of Contractor’s own misuse or negligence.

7.  Ownership and Liens. It is understood and agreed that: (i) all Automation Equipment will remain the sole property of United; (ii) Contractor will not remove any identifying marks from any Automation Equipment; (iii) Contractor will not subject the Automation Equipment to any lien or encumbrance; and (iv) Contractor will return the Automation Equipment to United immediately upon the termination of this Agreement.

J.  CONTRACTOR ASSISTANCE

Contractor will furnish United with all information in Contractor’s possession or that can be reasonably produced by Contractor that United may require to carry out the services and functions contemplated by this Article III.

IV.  AIR SERVICES TO BE PROVIDED BY CONTRACTOR

A.  AIRCRAFT TO BE USED

1.  Aircraft Types. Unless otherwise agreed by United, Contractor will provide Contractor’s United Express Services, in accordance with its United Express Schedule as referenced in Article IV.B.1, and as amended from time to time in accordance with the terms of this Agreement, using the type and amount of aircraft set forth in Appendix B. The aircraft will be scheduled, taking into account heavy scheduled maintenance requirements, the spare ratio indicated in Article IV.B.2 below, and the schedule requirements in Appendix K:

a.  In accordance with the terms and conditions of this Agreement, Contractor is authorized to fly the following aircraft under Contractor’s United Express Services:

i.  [*] ERJ-170 aircraft which Contractor shall cause to be delivered in a timeline substantially consistent with the schedule set forth on Appendix B.

B.  TECHNICAL SPECIFICATIONS

1.  Technical Specifications

a.  Any aircraft used in United Express service by Contractor pursuant to Article IV.A will bear those United Marks which are expressly designated by United, whether included on Appendix A or otherwise established by United. Technical specifications covering aircraft colors, schemes, United Marks and other elements of exterior and interior aircraft decor will be provided to Contractor by United. Except as provided herein, Contractor will have all aircraft used to provide Contractor’s United Express Services painted and decorated with the exterior and interior color decors and patterns specified by United at Contractor’s sole expense. In accordance with the technical specifications referenced in this Article IV.B.1, Contractor will be responsible for maintaining all of its aircraft.

b.  In addition to the use of the United Marks on its aircraft, Contractor will use and display a suitable sign or insignia on the exterior of its aircraft that identifies Contractor as the operator of the services being provided pursuant to this Agreement. The use and display of such sign or insignia will be subject to the prior written approval of United, such approval not to be unreasonably withheld or delayed, as to its nature, size and location on Contractor’s aircraft.

c.  Aircraft Communications Addressing and Reporting System -ACARS. Contractor is required to use an ACARS system on all United Express flights for the purpose of providing timely, automated, and accurate off, on, in and out times. Contractor agrees to cover the cost of the equipment (excluding systems programming, integration or IT related expense related to installation) and the ongoing operation of the equipment (excluding any periodic IT related expenses due to the integration of ACARS with United systems.)

2.  Spare Aircraft. In addition to the aircraft referenced in Article IV.A.1 above, if requested by United, Contractor will use reasonable efforts to arrange for and make available for its use such spare aircraft as are required to effectively maintain Contractor’s United Express Services. Pursuant to this Agreement, a spare aircraft shall be provided such that the ratio of “aircraft in schedule” divided by “aircraft in fleet” shall not exceed [*] for all aircraft types. United shall pay costs that are consistent with every other aircraft in the program, including aircraft ownership costs and one-time startup costs relating to such spare aircraft. This is equivalent to one spare for every [*] aircraft. Notwithstanding the preceding sentence, Contractor will be authorized to operate the thirteenth regional jet put into service as a spare aircraft. [*] Additionally, all other airlines that Contractor provides service for must have a spare ratio equal to or greater than United’s.
__________
* Confidential

3.  Mark Change. United may from time to time change the Marks to be used for United Express Carriers. At any time during the term of this Agreement, and in the sole discretion of United, Contractor may be required to use such new or different Marks, external or internal color decors and patterns on its aircraft and uniform design as United may determine and to discontinue use of old marks, external and internal color decors and patterns, and uniform designs. Upon written notice from United, which will include the specifications for any such changes in Marks or exterior or interior aircraft decor and patterns or uniform designs, Contractor will effect such changes in accordance with the schedule mutually agreed to by the parties. United will pay all costs incurred in complying with the requirements established in this paragraph.

4.  Substitute Aircraft.

a.  In the event that a scheduled aircraft is down-gauged to a smaller aircraft, United will pay the rates for the smaller aircraft that actually flies the departure. In the event that a scheduled aircraft is up-gauged to a larger aircraft, United will pay the rate for the originally scheduled departure for both the original and return flight, if applicable. If United requests in writing that a larger aircraft is substituted for a smaller scheduled aircraft, United will pay the rates for the larger aircraft. United will not pay for any additional substitutions that are a result of the original United requested substitution beyond those approved by United. Contractor will provide to United along with the normal reconciliation support materials, copies of United’s request to substitute aircraft.

b.  Subject to the provisions of IV.B.2, in the event Contractor is unable to operate a particular scheduled frequency with an aircraft bearing United Marks, Contractor will notify United of such event and the circumstances of Contractor’s inability to operate and Contractor will be permitted to operate an aircraft bearing different elements of aircraft exterior decor than those specified above. If such operations extend beyond a continuous forty-eight (48) hour period, Contractor must seek and obtain United’s approval for such aircraft substitutions; provided that if Contractor purchases or leases a used aircraft which does not contain appropriate United Marks, Contractor will notify United and Contractor may operate such aircraft without United’s Marks for up to 60 days after the date of purchase or lease of such aircraft by Contractor.

C.  SCHEDULES AND CHARTERS TO BE OPERATED BY CONTRACTOR

1.  United Express Schedule. Commencing on the in service date of the first aircraft, Contractor will provide Contractor’s United Express Services in the markets determined by United. Subsequently, United will provide at least sixty (60) days notice of any planned scheduled changes. United may under extraordinary circumstances provide less than sixty (60) days notice on city pairs to be served, which Contractor shall use commercially reasonable efforts to accommodate. For any new cities, Contractor and United will determine a mutually viable ramp-up plan for implementation of service.

2.  United Schedule Consent Required. United may adjust Contractor’s schedule from time to time subject to (i) a minimum of sixty (60) days’ prior written notice to Contractor except for schedule changes that introduce new international or FAA Designated Special Training Airports, for which United will provide a minimum of ninety (90) days’ notice to Contractor. Should Contractor be unable to start service, due to a legal or regulatory constraint, Contractor will provide United notice of this within 7 days after receipt of original notice, and (ii) compliance with any regulatory requirements with respect to service to affected airports. Contractor will ensure that any of its requests for changes in the use by Contractor of the “UA” or “UA*” code on future routes or in the flight frequencies or city pairs, or any of them, as operated or served by Contractor (whether necessitated by altered connections, operating experience or other reason) must be submitted to United within 14 days from the date that the proposed schedule is delivered to the Contractor. Contractor and United will work to complete Contractor’s review at least ninety (90) days prior to the effective date of such change. All such changes must be approved in advance by United. The requests for such changes, and the approvals thereof, must be made in writing, by mail, facsimile, telegram, telecopy or other electronic message transmittal. If upon review of Contractor’s request, the parties mutually agree to make a Contractor requested change, and the automation equipment needed to implement the change is available, then such change will be made as soon as reasonably practicable within the aforementioned ninety (90) day period. Within the operating capability of the aircraft used by Contractor, as described in Article IV.A, and subject to the provisions with respect to changes in city pairs as provided above, Contractor will comply with all requests by United to increase, decrease or in any other way adjust or terminate the flight frequencies or city pairs, or both, as operated and served by Contractor pursuant to this Agreement.

3.  Charter. Contractor may provide charter flights in any aircraft used in Contractor’s United Express Services and shall be permitted to retain all revenues from such charters, provided that Contractor agrees to pay United a fee of [*] per block hour for use of any aircraft covered under the terms of this Agreement (both United Express liveried and spare aircraft) and provided that operation of such charter services do not impede in any way the ability of Contractor to provide United Express services and operations required by this Agreement. In the case of each such charter, Contractor hereby agrees that it will not (and it will not permit others to) operate, promote or otherwise market the charter under the United Express name, the UA or UA* designator code or any other United Marks or identification (excepting only the unavoidable use of United Express liveried aircraft and permanent airport signage). Contractor shall provide written notice to United of any charter flight using aircraft used in Contractor’s United Express Services not later than the later of (i) the thirtieth day prior to the date of such charter flight or (ii) three business days after Contractor finalizes the arrangements for such charter.

        4.  Changes Input to Reservations Systems. Changes to Contractor’s schedules as set forth in this Article IV.C and which otherwise are in accordance with the terms and conditions of this Agreement will be submitted by Contractor for input into United’s internal reservations system and computerized reservations systems. At no time may Contractor make any changes to flights operated by United or any other carrier.

5.  Operating Commitment. Contractor agrees to operate Contractor’s United Express Services in order to provide air transportation services scheduled pursuant to this Article IV.C (as modified from time to time) throughout the term of this Agreement.

D.  INVENTORY

1.  United will have the sole right to use, set and control availability, levels and use of all seat inventory for the aircraft used by Contractor in Contractor’s United Express Services. United will take all revenue and inventory risk and will maintain inventory and pricing responsibility. Contractor is prohibited from providing positive space leisure travel, or any other confirmed leisure travel that requires removal of a seat from inventory, to any person other than the people outlined in Appendix J, on Contractor’s United Express flights without the prior written consent of United. All positive space and leisure travel must be ticketed on United approved ticket stock with Contractor’s full IATA serial and ticketing numbers. Positive space travel is permitted for Contractor’s, Contractor’s affiliates and United’s employees for actual business purposes, including deadheading flight crews, and for Contractor’s employees and Contractor’s affiliates and Eligibles in emergency situations only. Contractor may not issue positive space business travel to anyone other than Contractor’s own employees and Contractor’s affiliates’ employees and only in connection with business purposes and emergency situations related to United Express Services. If in any way Contractor issues tickets in violation of this provision in any form, within two (2) years of each such violation, Contractor may be billed via the ACH, and Contractor will pay United, the full unrestricted fare for the class of service provided on such route for any such inappropriate ticketing. Contractor also agrees to comply with all rules and regulations for positive space and space available travel as outlined in the Related Agreements.

E.  FLIGHT CREWS TO BE USED

1.  Flight Crew. All of Contractor’s United Express Services will be operated with crews consisting of a captain or pilot, and a first officer or co-pilot. All such crew members will at all times meet all currently applicable governmental requirements, as such requirements may be amended from time to time during the life of this Agreement, and will be fully licensed and qualified for the services to be performed hereunder. In addition, each of Contractor’s captains will hold a current Airline Transport Pilot Certificate and an adequate number of Flight Crews to be used in United Express service must be qualified to fly between all city pairs that Contractor will be serving hereunder. Crewmembers will also meet all requirements imposed by the insurance policies that are to be maintained pursuant to Article XII.

2.  Flight Attendants. Contractor’s flight attendants will at all times possess all necessary training and meet all currently applicable governmental requirements, as such requirements may be amended from time to time during the life of this Agreement.

F.  INFLIGHT SALES

Contractor may, at United’s request, be required to sell beer, liquor and other goods on flights included in Contractor’s United Express Service. Any additional goods or services Contractor would like to sell or promote onboard the aircraft are subject to United’s approval. Contractor agrees that such in-flight sales shall be conducted in a manner consistent with in-flight sales provided on United’s flights. For beer and liquor sales only, Contractor will be solely responsible for the direct costs associated with such in-flight sales and shall be entitled to all revenues generated from such in-flight sales (except SkyMall). For all other products, services or food put on the aircraft at United’s request, United shall be responsible for the incremental costs of such products, services or food and shall be entitled to all of the revenue associated with such products, services or food. United shall use its commercially reasonable efforts to assist Contractor in securing an economical price for the in-flight items.

V.  OPERATING RESTRICTIONS

A.  UNITED EXPRESS OPERATIONS ONLY

Other than pursuant to this Agreement, including Article V.B below, Contractor shall not, and directly or indirectly, engage or attempt to engage, on its or their own behalf or on behalf of a third party, in the business of providing air transportation at any of United’s Hubs (DEN, IAD, LAX, ORD, SEA, SFO) for any carrier that has or attempts to have hub operations at any of those same hubs in connection with such hub operations of such carrier.

B.  CODE SHARE LIMITATION

Other than code share or marketing agreements operated for US Airways and Delta Airlines prior to the date of the Agreement, Contractor will not operate any additional regional jets (50 seat or larger) or Turbo Props pursuant to a marketing or code share relationship with any party other than United at the following airports: DEN, LAX, SFO, ORD, IAD or SEA for the term of this agreement. Should United decide to cease major hub operations at any aforementioned airport, Code Share Limitations will not apply at that airport. Notwithstanding the foregoing, Contractor may only fly to aforementioned hubs under codeshare or marketing relationships with another carrier as a ‘spoke service’ from another carrier’s hubs from an airport other than those aforementioned. To the extent Contractor terminates any existing Delta Airlines or US Airways agreements, which contractually provide for service obligations at the aforementioned airports, Contractor may not recommence operations with that party which allow hub flying at aforementioned airports at any later time for the duration of the term of this Agreement.

C.  NO OPERATION OUTSIDE AGREEMENT

Without the prior written consent of United, Contractor will not use any of the services (excluding maintenance service) afforded to Contractor by United to provide air transportation or related services to other carriers or affiliates of Contractor without the consent of United. Under no circumstances will Contractor be permitted to operate aircraft bearing the United Marks in city pairs other than those specified by United pursuant to Article IV, without the prior written consent of United, other than charters operated as provided in Article IV.C.3 hereof. Contractor will not, without United’s prior written consent, permit any third party, whether under a lease arrangement or otherwise, to operate any aircraft bearing the United Marks.

      D.  SEVERABILITY AND REMEDY

1.  If the restrictions set forth in Article V.A or V.B or V.C or any part thereof should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected. In the event that any time, scope or territorial limitation is deemed to be unreasonable by a court of competent jurisdiction, then Contractor agrees and submits to the reduction of either said time, scope or territorial limitation to such a time period, scope or area as said court shall deem reasonable. In the event the Contractor shall be in violation of the aforementioned restrictive covenants, then the time limitation thereof shall be extended for a period of time equal to the period of time during which such breach or breaches should occur.

VI.  LICENSE

A.  GRANT OF LICENSE

Contractor will conduct all operations described in Article IV.B, and any additional operations undertaken by subsequent amendment hereto, under the Marks set forth in Appendix A or other marks designated by United pursuant to this Article VI.A and subject to Article IV.A. In consideration for the services to be provided by Contractor under this Agreement, United hereby grants to Contractor, upon the terms and conditions herein contained, a nonexclusive, nontransferable, non sub-licensable right and license to use the United Marks, and Contractor hereby undertakes the obligation to use the licensed United Marks in connection with the services to be rendered by Contractor under this Agreement; provided, however, that at any time during the term of this Agreement, United may alter, amend or revoke the license hereby granted and require Contractor’s use of any new or different Marks in conjunction with the air transportation services provided hereunder as United may determine in the exercise of its sole discretion and judgment.

B.  TERMS AND CONDITIONS GOVERNING LICENSE

1.  United Marks. Contractor hereby acknowledges United’s ownership of the United Marks, further acknowledges the validity of the United Marks and agrees that it will not do anything in any way to infringe or abridge United’s rights in its marks or directly or indirectly to challenge the validity of the United Marks.

2.  Service Standards. Contractor agrees that, in providing services under this Agreement in conjunction with one or more of the United Marks, it will comply with all service quality standards prescribed by United for United Express Carriers (“United Express Service Standards or Service”). United Express Service Standards include, but are not limited to, United standards for (a) aircraft types, as referenced in Article IV.A, (b) customer service, as set forth in United’s Customer Service Policies and Procedures, (c) minimum customer service training requirements consistent with United’s customer service practices and procedures, (d) in-flight amenities and service, (e) aircraft appearance, (f) United/United Express safety programs (and Contractor will enter into any agreements relating to such programs that are similar to those offered to other United Express Carriers), (g) any other quality control measures designated by United, as such standards may be prescribed by United from time to time and (h) customer problem resolution (“CPR”). As necessary, United will provide training to Contractor’s designated instructors in the requirements of United’s Customer Service Policies and Procedures and CPR programs; provided that United will at its expense provide a trainer and materials, and United agrees that the Service Standards prescribed by it will not be unreasonable in light of the facilities and aircraft available to Contractor. United will have the right, from time to time, to inspect Contractor’s United Express Services to determine if they conform to the United Express Service Standards. In the event United determines that Contractor is not in compliance with the Service Standards United will notify Contractor and Contractor will promptly rectify any such noncompliance. Failure on the part of United to conduct such inspections will not relieve Contractor of its obligations to conform to United’s Service Standards. If Contractor fails to comply with any material part of the Service Standards and such failure is not corrected as soon as practicable (and, in any event, within 30 days or with respect to a failure that cannot be corrected within 30 days, if Contractor has not commenced corrective action within 30 days) after Contractor’s receipt of written notice of such failure from United, then United may, at its discretion, following 30 days prior written notice to Contractor restrict or eliminate Contractor’s pleasure travel privileges, require Contractor to bear costs reasonably related to such failure in excess of normal guidelines, suspend Contractor’s authority to serve specified city pair markets, or impose other available remedies. The United Express Service Standards are outlined in Appendix I, and may be changed by United upon notice given to Contractor from time to time.

3.   [Intentionally omitted.]

4.  Liability for Operations. Nothing in this Article VI.B is intended to nor will be construed so as to relieve Contractor of any liability or to impose any liability on United for Contractor’s United Express Services by virtue of any of United’s rights under Article VI.B.2, whether exercised or not.

5.  Non-Exclusivity. Nothing in this Agreement is intended nor will be construed to give Contractor the exclusive right to use the United Marks, or to abridge United’s right to use or to license the Marks, and United hereby reserves the right to continue use of the United Marks and to license such other uses of such Marks as United may desire.

6.  Reversion of Marks. Upon termination of this Agreement for any reason, the right to use herein granted for the United Marks will immediately revert back to United, and Contractor will have no right to use such Marks in any way. Further, Contractor will, at its sole cost and expense immediately upon termination of this Agreement, remove all United Marks from its aircraft, its other vehicles, the uniforms of its personnel, its facilities and from any and all other places or things controlled or formerly controlled by Contractor.

C.  INFRINGEMENT

United will, at its expense, defend, indemnify, release, protect, save and hold Contractor, its officers, directors, agents and employees harmless from and against any and all liabilities, damages, expenses, losses, claims, demands, suits, fines or judgments, including but not limited to attorneys’ and witnesses’ fees, costs and expenses incident thereto, which may be suffered by, accrue against, be charged to or be recovered from Contractor as a result of any third-party claim that the use by Contractor of any United Mark in accordance with the terms of this Agreement infringes a registered trademark or service mark of any third party in the United States, and will pay all costs, damages and attorneys’ fees that a court finally awards as a result of such claim. To qualify for such defense and payment, Contractor must (i) give United prompt written notice of any such claim and (ii) allow United to control the defense of the claim and all related settlement negotiations and fully cooperate with United in its defense of the claim and the conduct of any settlement negotiations. United’s obligation hereunder is conditioned on Contractor’s agreement that if any Mark becomes, or in United’s opinion is likely to become, the subject of such a claim, Contractor will not dispute that United, at its option, may either procure the right for Contractor to continue using such Mark or to replace or modify such Mark so that it becomes non-infringing. If a United Mark is changed, it is United’s responsibility to compensate Contractor for any incremental costs due to the Mark being changed. This Article VI.C states United’s entire obligation to Contractor regarding infringement or the like.

VII.  ADDITIONAL UNDERTAKINGS

A.  PASS THROUGH COSTS

From time to time and at anytime, United reserves the right to assume responsibility from Contractor for purchasing of all Pass Through Cost products and services used by Contractor pursuant to this Agreement, including the right to return such responsibility to Contractor with reasonable notice not to exceed 365 days.

B.  BULK PURCHASES

Each party may assist the other in obtaining goods and services useful to the other party, including, without limitation, fuel, uniforms, supplies and ground equipment, in a more economical manner. If United identifies opportunities for cost savings as a result of bulk purchasing on behalf of Contractor, Contractor is obligated to participate in the new cost saving initiative. Contractor and United shall agree on a case-by-case basis how to share the benefits of any cost savings initiatives.

C.  FUEL

United, by or through it’s subsidiaries, agents or affiliates, shall have the option to procure fuel and fuel services for or on behalf of Contractor. Contractor agrees to assist United, its subsidiaries, agents or affiliates in identifying fuel or fuel service procurement opportunities, to provide data or analysis pursuant thereto, and to enter into agreements for the provision of said fuel or fuel services, including any provisions therein, at the direction of United. United shall use its best efforts to accommodate any operational or other requirements of Contractor related to fuel or fuel services procured for or on behalf of Contractor.

D.  UNIFORMS

Contractor, at its own expense, shall pay for and require all of its Flight Crews, defined as all Pilots, First Officers, and Flight Attendants who provide Contractor’s United Express Services, to wear uniforms which are in the United Express colors and styles, as approved by United, such approval not to be unreasonably withheld or delayed, while performing Contractor’s United Express Services and as outlined in Appendix I. Contractor agrees that all such Flight Crews employed by Contractor shall wear the above-described uniforms while performing United Express services. Any other employees of Contractor who are visible to the public, other Flight Crews, will wear uniforms reviewed and approved by United, which approval shall not be unreasonably withheld. If United develops or designs new uniforms for United Express operations, United will cover any incremental costs to Contractor of such new uniforms.

E.  PASSES AND REDUCED RATE TRAVEL

Each party will comply with the terms of a separate agreement between them under which are granted to certain employees of the other party certain passes and reduced rate pleasure travel privileges. However, United has the right to retain all revenue generated from reduced rate travel, including companion passes, both on United and United Express operated flights.

F.  ENVIRONMENTAL

1.  With respect to all matters that relate to or may affect the environment, Contractor agrees to conduct its operations in a prudent manner, taking reasonable preventive measures to avoid environmental liabilities, including, without limitations, measures to prevent unpermitted releases to the environment.

2.  Contractor agrees, at its own expense, to conduct its operations in compliance with all local, state, and federal environmental laws and regulations, including all environmental rules, regulations, and policies dictated by the applicable airport authority, including ensuring its employees are trained in the procedures required to meet all environmental laws and regulations.

3.  To the extent associated with Contractor’s activities (or its agents, provided that ground service providers or its agents shall not be deemed agents of Contractor), Contractor shall be responsible, and will indemnify United, for any and all environmental liabilities, including, without limitation, any penalties or costs associated with any enforcement action, airport authority action, or private claim, any remediation or restoration costs, any investigation costs, legal or environmental consultant costs, or any property damage costs.

4.  For any leased areas that are jointly operated by both Contractor and United, the following additional provisions apply.

a. Contractor shall ensure its own activities comply with Environmental Laws, which may include, when appropriate, coordination with United, such as to identify spill prevention procedures for any shared equipment. If any tanks for ground support equipment (“GSE”) fueling are shared, both parties must ensure the fuel complies with the sulfur concentration limitations required under Section 211(g) of the Clean Air Act, and its implementing regulations at 40 CFR Part 80, (including any amendments, revisions, or succeeding statues and regulations), and provide documentation if requested.

b. Except for de minimis amounts, Contractor shall promptly notify United’s facility Environmental Coordinator of any spills or leaks of hazardous substances, including petroleum substances, and provide copies of any written reports provided to the applicable agencies and airport authorities.

c. Contractor shall provide copies of any notices of violations for environmental compliance received from any environmental agency or airport authorities.

VIII.  RATES PAYABLE TO CONTRACTOR

A.  RATES

1.  Consideration. For and in consideration of the transportation services, facilities and other services to be provided by Contractor hereunder, the right of United to (i) control all aspects of inventory as described in Article IV.D, (ii) receive and retain all air fares, cargo rates and mail charges received by Contractor and United, and (iii) receive and retain all other revenue received by Contractor and United as provided in this Agreement, and other valuable consideration provided under this Agreement, United shall pay Contractor specified “Carrier Controlled Costs” (together with “Markup” as defined in Article VIII.B) and specified “Pass Through Costs” for the Reimbursement Categories as detailed in Appendix E for each aircraft type.

2.  Definitions. Contractor and United agree to the definitions for both Carrier Controlled and Pass Through Costs as defined in Appendix E. Except as otherwise provided herein, Contractor is responsible for any and all other costs necessary to operate the aircraft covered under the terms of this Agreement in accordance with the “United Express Service Standards.” United is not responsible for any other costs not specifically covered in this Agreement.

3.  Reimbursement Categories. The Pass Through Costs and Carrier Controlled Costs are grouped by “Reimbursement Categories” for each aircraft type. Within each Reimbursement Category, are specific kinds or types of expenses as outlined in Appendix E.

4.  Unit Rate. Each Reimbursement Category, whether the costs are Pass Through Costs or Carrier Controlled Costs, is expressed in terms of one or more “Unit Rates.” The Unit Rates express the basic measurement and constitute the driver of costs for each Reimbursement Category. Each Reimbursement Category has specific Unit Rates as outlined in Appendix E.

The Unit Rates in Appendix E are effective from March 1, 2005 through December 31, 2005 and incorporate the 2005 Annual Adjustment Factor.
__________
* Confidential

5.  Annual Adjustment Factors. Effective as of January 1st 2005 and each January 1st thereafter for the term of this agreement, Contractor and United agree to increase or leave constant all Carrier Controlled Costs, excluding aircraft ownership, within the Reimbursement Categories for the ensuing contract year by an amount equal to the then applicable Carrier Controlled Costs multiplied by the applicable “Annual Adjustment Factors” set forth on Appendix E. Rates shall be adjusted in accordance with the procedures set forth in Appendix E. Except as expressly provided in this Agreement, the parties do not want to perform, and have not provided for, any additional rate changes, rate negotiations or rate setting process. Annual CPI increases (if any) are to be capped at [*]. If during any year during the first [*] of the term of this Agreement, CPI is negative, the rates that are subject to CPI adjustment for such year will remain unchanged. If during any year after the first [*] of the term of this Agreement, (a) CPI is between [*] and [*], the rates that are subject to CPI adjustment for such year will increase by CPI [*]; (b) CPI is a negative number in excess of [*], the rates that are subject to CPI adjustment for such year will remain unchanged. Example. For example, if as January 1, 2005, , the rate for the Completed Block Hours Reimbursement Category is [*] per block hour and the CPI adjustment factor is [*], then the annual the Carrier Controlled Cost element effective as of such anniversary of this Agreement shall be [*] ([*] multiplied by [*]).

6.  “CPI” shall mean the Consumer Price Index, U.S. City Average, Urban Wage Earners and Clerical Workers, All Items (base index year 1982-1984=100) as published by the United States Department of Labor, Bureau of Labor Statistics. If the manner in which the Consumer Price Index as determined by the Bureau of Labor Statistics shall be substantially revised, including, without limitation, a change in the base index year, an adjustment shall be made by the parties in such revised index which would produce results equivalent, as nearly as possible, to those which would have been obtained if such Consumer Price Index had not been so revised. If the Consumer Price Index shall become unavailable to the public because publication is not readily available to enable the parties to make the adjustment referred to in this Section, then the parties shall mutually agree to substitute therefore a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency or, if no such index shall be available, then a comparable index published by a major bank or other financial institution or by a university or a recognized financial publication.

For purposes of calculating Annual Adjustment Factors under this Agreement, the parties agree that CPI shall be calculated based upon the average of the change for each month during the period at issue for the preceding 12 month period in the Consumer Price Index, U.S. City Average, Urban Wage Earners and Clerical Workers, All Items (base index year 1982-1984 = 100) as published by the U.S. Department of Labor, Bureau of Labor Statistics for each month. An example of such calculation is set forth in the attached Appendix L.

        7.  Commercially Reasonable Efforts. Contractor agrees to use commercially reasonable efforts to control its Carrier Controlled Costs and Pass Through Costs. The parties agree to discuss any failure by Contractor to use reasonable efforts to control costs.

8.  Aircraft Ownership Costs.
    a) Regional Jet Aircraft Rent. United will pay actual aircraft ownership costs for the ERJ-170 fleet provided the fleet average remains between [*] and [*]. United also reserves the right to finance any aircraft allocated for United Express Services subject to the requirements of paragraph c below. Contractor agrees to share on a [*] basis the cost savings generated from monthly average fleet ownership costs, which fall below [*] per month per aircraft. Contractor will also share on a [*] basis the burden of cost increases due to monthly average fleet ownership costs, which rise above [*] per month per aircraft. In the event Contractor leases an aircraft, the aircraft ownership costs for such aircraft shall be the amount payable by Contractor under the respective lease. In the event Contractor owns an aircraft subject to debt financing, the aircraft ownership costs for such aircraft shall be the amount payable by Contractor as debt service payments in respect of such Aircraft, calculated as if [*] of the aircraft purchase price was financed by such debt. In the event that the amounts financed under such lease or debt financing do not include Contractor’s third party costs and expenses incurred in connection with the acquisition and financing of such aircraft, the aircraft ownership costs shall include, in addition to the amount of such lease or debt service payments, the additional costs that would have been reflected in the lease or debt service payments under the terms of the respective lease or debt financing for such costs and expenses not to exceed [*] of the aircraft purchase price (the “Additional Financing Amount”). Notwithstanding the above, at no time will United’s total aircraft ownership cost per aircraft exceed a fleet average of [*] per aircraft per month excluding Markup.

    b) Amended [*]. Republic Airways Holdings Inc. (“Republic”) shall provide United with an amended [*] (the “Amended [*]”) calculated and applied as provided herein. The Amended [*] shall be (a) [*] per month for each aircraft operated in revenue service (i.e. excluding spares) by Chautauqua Airlines Inc. or Contractor under a United Express Agreement [*] aircraft and up to a total of [*] aircraft, and (b) [*] per month for each aircraft operated in revenue service (i.e. excluding spares) by Chautauqua or Contractor under a United Express Agreement in excess of [*] aircraft. For purposes of calculating the Amended [*], the Amended [*] will be prorated when an aircraft is introduced into service or removed from service after the start of the month. In addition, irrespective of the ERJ170 spare count shown on Exhibit B, the actual number of aircraft operated in revenue service will be used to determine the basis for the Amended [*].

    c)Right to Finance. Before finalization of any and all aircraft purchase and financing agreements, Contractor will advise United of expected, estimated ownership costs for aircraft covered under proposed aircraft purchase and financing agreements. Should United be able to secure financing such that the ownership cost to United (excluding Markup) be less than the [*] of the estimated costs (excluding markup) provided by Contractor, United reserves the right to finance those aircraft to be covered by the Contractor’s proposed aircraft purchase and financing agreements. In the event United exercises such right, (i) it shall provide written notice to Contractor within [*] after receipt of notice from Contractor of the proposed aircraft purchase and financing agreements, and (ii) for each such aircraft it shall make a [*] monthly payment to Contractor in lieu of any Markup on the ownership cost of such aircraft.

B.  MARKUP

1.  Markup. Markup will remain fixed for the duration of this Agreement. Markup will be applied only to Carrier Controlled Costs (excluding aircraft ownership).

a.  Operating goals will be set consistent with the methodology outlined in Article VIII.C.

b.  “A” level performance in all categories will result in a [*] markup

c.  “B” level performance in all categories will result in a [*] markup

d.  “C” level performance in all categories will result in a [*] markup

e.  “D” level performance in all categories will result in a [*] markup

2.  One-Time Markup on New Aircraft. With any new aircraft brought in the United system, United shall pay a markup of [*] on only the one-time startup costs noted in Appendix E.

3.  Markup on Aircraft Ownership Costs.

a.  Markup on Aircraft. United agrees to pay actual aircraft ownership costs on Aircraft plus a markup of [*], not to exceed [*] per aircraft per month.
__________
* Confidential

C.  OPERATING GOALS

For each calendar month and for Contractor’s entire United Express operations, Contractor’s actual Performance Level shall be measured as the combined performance of Contractor’s and Chautauqua Airlines, Inc.’s United Express operations with respect to each of four Operating Goals. To establish the Total Markup to be applied hereunder, add together the four applicable Markup Points (percentage figures) associated with the relevant Performance Metrics set forth on Appendix F, yielding a sum that is designated as the Total Markup Factor. Multiply the Total Markup Factor by the total aggregate Carrier Controlled Costs for the month in question, and the resultant amount is designated as the Markup as detailed in Appendix F.

1.  Operating Goals Methodology. Up until the earlier of i.) the time at which Contractor first has [*] aircraft in schedule for United Express or ii.) Contractor has operated for [*] months for United Express, Contractor will be paid a “B” level markup across all operating goals. After which the Contractor’s Monthly Operating Goals for the calendar year will be established using one of the two predetermined methodologies set forth below and will take effect on January 1 of each year.

a. When United’s annual Mainline performance (defined as performance for United Airlines’ domestic, mainline flights, weighted by departures) for any of the four Operating Goals for the most recent calendar year completed is better than United Express Best Practice Operating Performance for the most recent calendar year completed, the below methodology shall be used to determine the goal for upcoming calendar year for that individual Operating Goal.

i.  Contractor’s On-Time Zero (“On-Time Zero or On-Time”) Operating Goal is calculated as equal to United’s Operating Mainline Performance (United Airlines’ domestic mainline flights, weighted by departures), adjusted downwards [*] percentage points then adjusted for regional differences. Regional differences will be accounted for by taking the resulting goal generated by the previous sentence and multiplying that number by the quotient of the weighted average of United Mainline On Time Zero performance for the hubs in which Contractor operates (weighted by Contractor hub departures) and the United Mainline System On Time Zero Performance (performance for United Airlines’ domestic mainline flights, weighted by departures).

ii.  Contractor’s Controllable Flight Completion (“Controllable Completion” or “Controllable Flight Completion”) Operating Goal is equal to United’s system-wide Mainline Operating Performance (United Airlines’ domestic mainline flights, weighted by departures) for its own operation adjusted downward by [*] percentage points. Controllable Flight Completion excludes cancellations due to weather, Air Traffic Control (“ATC”) cancellations, requests by United to cancel flights in conjunction with the Ground Delay Program, acts or omissions by United, its agents and ground service providers and emergency airworthiness directives.

iii.  Contractor’s Mishandled Bag (“Mishandled Bags”) Operating Goal is calculated as equal to United’s system-wide Operating Performance (domestic performance, weighted by departures) for its own operation adjusted upward by [*] points then adjusted for regional differences. Regional differences will be accounted for by taking the resulting goal generated by the previous sentence and multiplying that number by the quotient of the weighted average of United Mainline Mishandled Bag performance (domestic flights, for the hubs in which Contractor operates (weighed by Contractor hub departures) and the United Mainline System Mishandled Bag Performance (domestic performance, weighted by departures.)

iv.  Contractor’s Year 1 Repurchase Intent (“Repurchase Intent or RPI”) Operating Goal will be United Express Best Practice minus [*] percentage points. Concurrent with the annual goal setting process, starting in year [*] and ending in year [*], the [*] percentage points referenced in the previous sentence will be reduced by [*] percentage points each year such that in year [*], and for every year thereafter Contractor’s Repurchase Intent (“Repurchase Intent or RPI”) Operating Goal will be United Express Best Practice Performance minus [*] percentage points.

b.  When United’s Mainline performance (domestic mainline flights, weighted by departures) for any of the four Operating Goals for the most recent calendar year completed is worse than United Express Best Practice Operating Performance for the most recent calendar year completed, the below methodology shall be used to determine the goal for the upcoming year for that individual Operating Goal.

i.  Contractor’s On-Time Zero (“On-Time Zero or On-Time”) Operating Goal is calculated as equal to the United Express Best Practice Operating Performance (where individual United Express Carrier Performance has been regionally normalized) adjusted down [*] percentage points then re-adjusted for regional differences accounting for regions in which Contractor operates. Regional differences will be accounted for by taking the resulting goal generated by the previous sentence and multiplying that number by the quotient of the weighted average of United Mainline On Time Zero performance (domestic mainline flights, weighted by departures) for the hubs in which Contractor operates (weighted by Contractor hub departures) and the United Mainline System On Time Zero Performance (domestic mainline flights, weighted by departures).

ii.  Contractor’s Controllable Flight Completion (“Controllable Completion” or “Controllable Flight Completion”) Operating Goal is equal to United Express Best Practice Performance adjusted downward by [*] percentage points. Controllable Flight Completion excludes cancellations due to weather, Air Traffic Control (“ATC”) cancellations, requests by United to cancel flights in conjunction with the Ground Delay Program, acts or omissions by United and emergency airworthiness directives.

iii.  Contractor’s Mishandled Bag (“Mishandled Bags”) Operating Goal is calculated as equal to United Express Best Practice Performance (where individual United Express Carrier Performance has been regionally normalized) adjusted upward by [*] points then re-adjusted for regional differences accounting for regions in which Contractor operates. Regional differences will be accounted for by taking the resulting goal generated by the previous sentence and multiplying that number by the quotient of the weighted average of United Mainline Mishandled Bag performance (domestic flights, weighted by departures) for the hubs Contractor operates in (weighed by Contractor hub departures) and the United Mainline System Mishandled Bag Performance (domestic flights, weighted by departures).

iv.  Contractor’s Year 1 Repurchase Intent (“Repurchase Intent or RPI”) Operating Goal will be United Express Best Practice minus [*] percentage points. Concurrent with the annual goal setting process, starting in year [*] and ending in year [*], the [*] percentage points referenced in the previous sentence will be reduced by [*] percentage points each year such that in year [*], and for every year thereafter Contractor’s Repurchase Intent (“Repurchase Intent or RPI”) Operating Goal will be United Express Best Practice Performance minus [*] percentage points.

        2. B- Level Performance. Contractor’s Monthly Operating Goals, as defined above in Article VIII.C.1 and adjusted for seasonality (as outlined in Article VIII.C.6, (below), define the minimum performance necessary to achieve at least B-Level Performance.

3. Performance Grade Widths.“Grade Widths” (the range between the lowest end of each Performance Level) remain constant and will not be changed over the entire Term of this Agreement and are as set forth in Appendix F.
__________
* Confidential

4. Example. The Grade Width for A, C and D level performance will be automatically computed on an annual basis once the numbers for the bottom of B Performance Levels are established. For example, if the Contractor’s Monthly Operating Goal for the Controllable Completion Operating Category is determined to be [*], that is the bottom of the B-Performance Level. Applying the methodology, in the performance Grade Width table referenced above, the bottom of the A- Performance Level would be [*] ([*] plus [*]). Furthermore, the bottom of the C Performance Level would be [*] ([*] minus [*]). Based on these numbers the Grade Widths, before application of any Seasonality Adjustment Factors would be as follows:

Level A=[*]

Level B=[*]

Level C=[*]

Level D=[*]

5. United and Contractor have developed a Monthly Incentive Payment (“Markup”) program (“Incentive Program”) that is based upon Contractor’s scheduled operating goals established herein (“Operating Goals” or “Monthly Operating Goals”). Contractor’s performance is evaluated with respect to actual (i) on-time performance, (ii) controllable flight completion rates (iii) baggage handling, and (iv) customer repurchase intent on all flights operated by Contractor as United Express. Contractor’s actual performance (“Performance Level” or “Level of Performance”) with respect to each of these four operating goals will be used to determine the amount of Markup applicable to the Carrier Controlled Costs pursuant to the procedures set forth herein

6.  Seasonality Adjustment. At the beginning of each year, after Contractor’s Monthly Operating Goals for the year have been calculated by the methodology outlined above but before Contractor’s Monthly Operating Goals are finalized, Contractor may create the final Performance Level goals by multiplying any of the three Contractor’s Monthly Operating Goals by a seasonality factor developed by Contractor provided that the twelve (12) month straight average of each of Contractor’s Monthly Operating Goals remains unchanged after seasonality factors are applied.

D.  WIRE TRANSFER AND RECONCILIATION

1.  On a monthly basis and in a format to be set by United, Contractor will provide an estimate of its monthly Carrier Controlled Costs with Markup, assuming C Level Performance and assuming a [*] Completion factor and a [*] load factor, plus its Pass Through Costs (which are never subject to Markup) with the exception of Markup on aircraft ownership costs and Markup on the one-time start-up costs for new aircraft, each of which shall be paid in full. This estimate will be based upon the schedule to be operated during the upcoming month and shall be provided no later than 7 days prior to the start of the month in which the wire transfers shall be made. [*] If such day falls on a Saturday the payment will be made the previous business day. If such day falls on a Sunday or Holiday the payment will be made on the following business day. If United objects to such estimate, United retains the right to withhold payment of only such costs that are objected to by United, which will then be subject to the reconciliation process outlined in Article VIII.D.2. If United objects to such estimate, it shall provide written notice of such objection, which shall include a detailed statement of the specific grounds for its objection, within 3 business days after its receipt of such estimate.

2.  Complete Reconciliation of Carrier Controlled Costs (and associated Markup) according to actual Performance Levels, and Pass Through Costs paid under Article VIII.D.1 and as established in accordance with the terms of this Agreement, shall be completed by United on a monthly basis, but no later than 180 days after month’s end:

a.  Monthly Reconciliation - Carrier Controlled Costs. On or before the thirtieth (30th) day after the last day of each calendar month, Contractor shall submit to United a report detailing actual operational statistics pertaining to the payment of Carrier Controlled Costs, with a content reasonably determined by United, in a format mutually agreeable to United and Contractor. United and Contractor agree to make a good faith effort to reconcile any differences in operational statistics data used to calculate reconciliation payments and if necessary round to the nearest 1/10th of 1%, or if equidistant, to the nearest even 1/10th of 1%.

b.  Monthly Reconciliation - Pass Through Costs. On or before the ninetieth (90th) day after the last day of each calendar month, Contractor shall submit to United (in a format to be determined by United) documentation sufficient to support its actual expenses for Pass Through Costs items, including copies of invoices. Upon submission of the information, Contractor must notify United in writing if any 3rd party information is missing from the submission information, and provide an explanation for the delay. Under no circumstances will Contractor be reimbursed by United for Pass Through Costs claimed more than six (6) months after the expense was incurred and payable. United agrees to submit payment no more than 30 (thirty) days after receipt of this information. United will make objections to Pass Through Cost reconciliation no later than 180 days after the expense was incurred.

IX.  FEES PAYABLE TO UNITED

A.  GOVERNMENT ASSISTANCE

Any and all direct or indirect assistance received by Contractor as a result of government assistance or bail-out plans that cover costs not incurred by the Contractor or revenues that are generated by passengers carried by Contractor and pertaining to Contractor’s United Express Service will be forwarded directly to United. Examples include, but are not limited to, direct payments to Contractor, loan programs, reimbursement of security fees, and waivers of any and all fees and taxes.

X.  MAINTENANCE AND FUELING

United will have no responsibility under this Agreement for maintenance or fueling of Contractor’s aircraft.

XI.  U.S. MAIL

United and Contractor agree to cooperate in making bids for mail carriage.
__________
* Confidential

XII.  INSURANCE

A.  INSURANCE TYPES

During the term of this Agreement, Contractor agrees to procure and maintain in full force and effect, at its own expense, policies of insurance with insurers of recognized reputation and responsibility, which provide, unless otherwise provided in the Aircraft Leases, at a minimum the following insurance:

1.  Comprehensive Airline Liability Insurance, including but not limited to Aircraft Liability, Passenger Liability, Comprehensive General Liability Insurance, War Risk and Allied perils, including both passengers and other third parties, Cargo Liability and Baggage Liability Insurance, with combined single limits for each and every loss and each aircraft of not less than (i) U.S. $300,000,000, or (ii) U.S. $3,000,000 per available seat or (iii) the limits that Contractor has in place, whichever is greatest. Any policies of insurance carried in accordance with this Article XII.A.1 will also contain or be endorsed to contain those provisions set forth in the attached Appendix G.

2.  Aircraft Hull All Risks Insurance, including ground and flight coverage on Contractor’s aircraft, including its engines and all its parts when installed or temporarily detached from Contractor’s aircraft on a repair-or-replace basis with a deductible United has reasonably deemed appropriate.

3.  Contractor agrees to maintain Workers’ compensation in statutory amounts required by each state in which any work is performed, in whole or in part; Employers’ Liability, with policy limits not less than $1,000,000 combined single limit, for all of Contractor’s United Express employees. United shall in no way be liable for any workers’ compensation claims paid by Contractor related to any of Contractor’s operations. The Contractor’s insurer agrees to waive rights of subrogation against United with respect to worker’s compensation claims.

4.  Contractor agrees to maintain Commercial Automobile Liability Insurance covering all owned, non-owned leased, and hired automobiles, trucks and trailers, with policy limits of not less than $5,000,000 combined single limit per occurrence to cover Contractor’s entire United Express operation.

5.  Contractor will be responsible for the first $1,000,000 of loss or damage to all automation equipment provided by United to Contractor. Contractor will evidence property insurance and name United as loss payee.

B.  30-DAY NOTICE

On or before the Effective Date of this Agreement, and not less than thirty (30) days and seven (7) days notice with respect to war risk, before the expiration or termination date of any insurance required to be maintained by Contractor under Article XII.A above, Contractor will furnish United with certificates of insurance, substantially in the form of the attached Appendix G, evidencing compliance with the foregoing requirements, unless otherwise provided in writing between the parties.

C.  ALTERATIONS

United has the right to make reasonable alterations in the requirements set forth in this Article XII above, in respect of the types and scope of coverage and amounts of insurance, any such alteration being deemed reasonable if readily available and if it becomes the custom in the industry.

D.  FAILURE TO MAINTAIN INSURANCE

In the event that Contractor fails to acquire or maintain insurance as herein provided, United may at its option secure such insurance on Contractor’s behalf at Contractor’s expense.

XIII.  LIABILITY AND INDEMNIFICATION

A.  EMPLOYER’S LIABILITY AND WORKERS’ COMPENSATION

Each party hereto assumes full responsibility for its employer’s liability and workers’ compensation liability to its own officers, directors, employees or agents on account of injury or death resulting from or sustained in the performance of their respective service under this Agreement. Each party, with respect to its own employees, accepts full and exclusive liability for the payment of workers’ compensation and employer’s liability insurance premiums with respect to such employees, and for the payment of all taxes, contributions or other payments for unemployment compensation or old age benefits, pensions or annuities now or hereafter imposed upon employers by the government of the United States or by any state or local governmental body with respect to such employees measured by the wages, salaries, compensation or other remuneration paid to such employees, or otherwise, and each party further agrees to make such payments and to make and file all reports and returns, and to do everything to comply with the laws imposing such taxes, contributions or other payments.

      B.  INDEMNIFICATION BY CONTRACTOR

Contractor hereby assumes liability for and agrees to indemnify, release, defend, protect, save and hold United and its officers, directors, agents and employees harmless from and against any and all liabilities, damages, expenses, losses, claims, demands, suits, fines or judgments, including but not limited to, attorneys’ and witnesses’ fees, costs and expenses incident thereto, which may be suffered by, accrue against, be charged to or be recovered from United or its officers, directors, employees or agents, by reason of any injuries to or deaths of persons, except for injury or death of United employees, or the loss of, damage to or destruction of property, including the loss of use thereof, arising out of, in connection with or in any way related to any act, error, omission, operation, performance or failure of performance of Contractor or its officers, directors, employees and agents, regardless of any contributory negligence either active, passive or otherwise on the part of United or its officers, directors, employees or agents (but excluding the reckless and willful misconduct or gross negligence of United or its officers, directors, employees or agents), which is in any way related to the services of Contractor contemplated by or provided pursuant to this Agreement. United will give Contractor prompt and timely notice of any claim made or suit instituted against United which in any way results in indemnification hereunder, and Contractor will have the right to compromise or participate in the defense of same to the extent of its own interest.

C.  INDEMNIFICATION BY UNITED

United hereby assumes liability for and agrees to indemnify, release, defend, protect, save and hold Contractor and its officers, directors, agents and employees harmless from and against any and all liabilities, damages, expenses, losses, claims, demands, suits, fines or judgments, including but not limited to, attorneys’ and witnesses’ fees, costs and expenses incident thereto, which may be suffered by, accrue against, be charged to or be recovered from Contractor or its officers, directors, employees or agents, by reason of any injuries to or deaths of persons, except for injury or death of Contractor’s employees, or the loss of, damage to or destruction of property, including the loss of use thereof, arising out of, in connection with or in any way related to any act, error, omission, operation, performance or failure of performance of United or its officers, directors, employees or agents regardless of any contributory negligence either active, passive or otherwise on the part of Contractor or its officers, directors, employees, or agents (but excluding the reckless and willful misconduct or gross negligence of Contractor or its officers, directors, employees or agents), which is in any way related to the services of United contemplated by or provided pursuant to this Agreement. Contractor will give United prompt and timely notice of any claim made or suit instituted against Contractor which in any way results in indemnification hereunder, and United will have the right to compromise or participate in the defense of same to the extent of its own interest.

D. CONTRACTOR’S SUPPLIES LIABILITY

Contractor hereby assumes liability for and agrees to indemnify, release, defend, protect, save and hold United and its officers, directors, agents and employees from and against any and all liabilities, damages, losses, claims, demands, suits, fines or judgments, including but not limited to attorneys’ and witnesses’ fees, costs and expenses incident thereto, which may be suffered by, accrue against, be charged to or be recovered from United or its officers, directors, employees, or agents by reason of any losses or damages incurred on account of the loss, misapplication, theft or forgery of passenger tickets, exchange orders or other supplies furnished by or on behalf of United to Contractor, or the proceeds thereof, whether or not such proceeds have been deposited in a bank and whether or not such loss is occasioned by the insolvency or bankruptcy of a bank in which Contractor may have deposited such proceeds, other than a loss caused by a bank to which funds have been transmitted at the express direction of United. Contractor’s responsibility hereunder for passenger tickets, exchange orders and other supplies will commence immediately upon the delivery of said passenger tickets, exchange orders, and other supplies into the possession of Contractor or any duly authorized officer, agent or employee of Contractor. United will furnish Contractor prompt and timely notice of any claims made or suits instituted against United which in any way may result in the indemnification hereunder, and Contractor will have the right to compromise or participate in the defense of same to the extent of its own interest. This paragraph does not apply in situations to the extent the losses or damages are caused by the willful misconduct or gross negligence of United or its officers, directors, employees, or agents.

E. INDEMNITY FOR INFORMATION

Each party hereby assumes liability for and agrees to release, defend, protect, save, indemnify and hold the other party, its officers, directors, employees and agents harmless from all liabilities, damages, losses, claims, demands, suits, fines or judgments including, but not limited to, attorneys’ and witness’ fees, costs and expenses incident thereto, of such party and any third person, express or implied, arising by law or otherwise, as a result of, or related to, any material errors in information provided by the other party under this Agreement, regardless of any contributory negligence of the other party either active, passive or otherwise (but excluding the gross negligence or willful misconduct of the other party or its officers, directors, employees or agents). Each party’s waiver and release to the other party in this Article XIII.F applies to any liability, obligation, right, claim, or remedy in tort and including any liability, obligation, right, claim, or remedy for loss of revenue or profit or any other direct, indirect, incidental, special, or consequential damages, notwithstanding the above, this paragraph does not apply to losses or damages to the extent they are under [*] per year or to the extent they are in excess of [*] per year.

F. CERTAIN DEFINITIONS

As used in this Article XIII for purposes of identifying an indemnified party, all references to United include United’s parent company, and any wholly-owned subsidiary of United or its parent, and their respective employees, officers, directors and agents, and all references to Contractor include Contractor’s parent company, and any wholly-owned subsidiary of Contractor or its parent, and their respective employees, officers, directors and agents. For purposes of this Article XIII any passenger who connects in any city from a flight on United or Contractor (the “Carrying Party”) within four (4) hours after the end of such flight to a flight of the other party (the “Connecting Party”) become passengers of the Connecting Party when such passenger enters the hold room or waiting area to which they were deplaned in such city from the Carrying Party’s flight to such on-line city. A passenger of the Carrying Party who does not have a connecting flight with the other party hereto and prior to entering the hold room or waiting area after deplaning from the Carrying Party’s flight in the Connection City is a passenger of the Carrying Party. For purposes of this Article XIII, neither loading bridges, hallways, stairways, nor ramp areas will be considered part of the hold room or waiting area.

XIV.  REPORTS

A.  BOARDING INFORMATION

Information reports containing data covering boarding, and other information agreed to by the parties for Contractor’s operations hereunder will be produced from the close-out entries and provided by United to Contractor on a monthly basis 15 days after the month end.

B.  OPERATING PERFORMANCE

Contractor will furnish to United within ten (10) working days after the end of each month a detailed report of its operating performance, this report will include information on Contractor’s performance during the preceding month for each of the items designated by United, including, but not limited to, Operating Performance Standards and aircraft appearance.

C.  CORPORATE AUDIT

United may inspect and audit Contractor’s corporate records related to Pass Through Costs at any time, provided that such inspections do not unreasonably interfere with Contractor’s business. Additionally, United may inspect and audit all of Contractor’s corporate records and accounts solely related to Contractor’s United Express Services, in conjunction with the benchmarking studies conducted in 2009 and 2013 provided that such inspections do not unreasonably interfere with Contractor’s business.

D.  FINANCIAL STATEMENTS

Contractor will furnish to United, (i) within 45 days after the end of each calendar quarter, unaudited financial statements, including Contractor’s then current corporate balance sheet and profit and loss statement, either separately or on a consolidated basis, and (ii) within 90 days after the end of the Contractor’s fiscal year, Contractor’s then current, audited financial statements including, either separately or on a consolidated basis, the balance sheet and the profit and loss statement, together with associated footnotes, and a copy of the independent auditor’s report. If Contractor fails to provide financial statements within the 45-day or 90-day period, as outlined above, United may withhold all reconciliation payments pending the receipt of financial documents. Contractor may satisfy its obligations under this provision by providing United with copies of filings by Contractor or an affiliate on SEC Forms 10K or 10Q that include Contractor’s financial performance.

      E.  BENCHMARKING

In 2009 and 2013, Contractor agrees to participate diligently in a detailed update of Contractor’s United Express expenses. Contractor agrees not to provide United Costs data to any other carrier or third party and United agrees not to provide Contractor cost data to any other carrier or third party except as required by law (including federal or state securities laws or regulations) or by the rules and regulations of any stock exchange or association on which securities of either party or any of its affiliates are traded, or in any proceeding to enforce the provisions of this Agreement. In the event either party believes it is required to disclose the other party’s cost data to any other carrier or third party, it shall provide to the owner of such data prior written notice of such contemplated disclosure in sufficient time to enable the owner to seek a protective order or other appropriate protection, and upon the owner’s request, the disclosing party shall cooperate with any such effort by the owner. Nothing in this paragraph is intended to override any non-disclosure obligation of either party to protect the confidential information of the other party that is in its possession.
__________
* Confidential

F.  GOVERNMENT FILINGS

Contractor will be responsible for filing all reports relating to its operations with the DOT, FAA and other applicable government agencies (other than any such reports for which United has assumed the responsibility to file them on Contractor’s behalf), and commencing at such time as it commenced United Express flight operations, Contractor will promptly furnish United with copies of all such reports and such other available traffic and operating reports as United may request from time to time during the life of this Agreement. To the extent only United is in possession of relevant statistics used in such reports, United will provide such available statistics to Contractor as necessary for Contractor to complete these filings. If United fails to provide such statistics to Contractor sufficiently in advance of the applicable deadline for such filings, and Contractor is unable to submit such filings by the deadline because of such delay, United will reimburse Contractor for any fines or penalties incurred by Contractor as a result of its failure to submit such filings by the deadline.

G.  COPY OF GOVERNMENT REPORTS

Contractor will promptly furnish United with a copy of every final report that Contractor prepares, whether or not such report is filed with the FAA, NTSB or any other governmental agency, relating to any accident or incident involving an aircraft used by Contractor pursuant to this Agreement, when such accident or incident is claimed to have resulted in the death or injury to any person or the loss of, major damage to or destruction of any property.

XV.  INDEPENDENT CONTRACTORS AND UNAUTHORIZED OBLIGATIONS

A.  INDEPENDENT CONTRACTORS

1.  The employees, agents and independent contractors of each party hereto (the “Employer”) engaged in performing any of the services the Employer is to perform pursuant to this Agreement are employees, agents, and independent contractors of the Employer for all purposes and under no circumstances will be deemed to be employees or agents or independent contractors of the other Party (the “non-Employer”). The Non-Employer will have no supervision or control over any such Employer’s employees, agents and independent contractors and any complaint or requested change in procedure made by the Non-Employer will be transmitted by it to the Employer’s designated representatives. In its performance under this Agreement, each party will act for all purposes, as an independent contractor and not as an agent for the other party.

2.  Notwithstanding the fact that Contractor has agreed to follow certain procedures, instructions and United Express Service Standards pursuant to this Agreement, United will have no supervisory power or control over any employees, agents or independent contractors engaged by Contractor in connection with its performance hereunder, and all complaints or requested changes in procedures made by United will, in all events, be transmitted by United to Contractor’s designated representatives. Nothing contained in this Agreement is intended to limit or condition Contractor’s control over its operations or the conduct of its business as an air carrier, and Contractor and its principals assume all risks of financial losses which may result from the operation of the air services to be provided by Contractor hereunder.

B.  EMPLOYEES

The employees, agents and independent contractors of United engaged in performing any of the services United is to perform pursuant to this Agreement are employees, agents and independent contractors of United for all purposes and under no circumstances will be deemed to be employees, agents or independent contractors of Contractor. Contractor will have no supervision or control over any such United employees, agents and independent contractors and any complaint or requested change in procedure made by Contractor will be transmitted by Contractor to United’s designated representatives. In its performance under this Agreement, United will act, for all purposes, as an independent contractor and not as an agent for Contractor.

C.  UNAUTHORIZED OBLIGATIONS

1.  Nothing in this Agreement authorizes United to make any contract, agreement, warranty or representation on Contractor’s behalf, or to incur any debt or obligation in Contractor’s name (“Contractor Unauthorized Obligation”); and United hereby agrees to defend, indemnify, save, release and hold Contractor and its officers, directors, employees and agents harmless from any and all liabilities, claims, judgments and obligations which arise as a result of or in connection with or by reason of any such Contractor Unauthorized Obligation made by United or its officers, directors, employees, agents or independent contractors (other than Contractor) in the conduct of United’s operations.

2.  Nothing in this Agreement authorizes Contractor to make any contract, agreement, warranty or representation on United’s behalf, or to incur any debt or obligation in United’s name (“United Unauthorized Obligation”); and Contractor hereby agrees to defend, indemnify, save, release and hold United and its officers, directors, employees and agents harmless from any and all liabilities, claims, judgments and obligations which arises as a result of or in connection with or by reason of any such United Unauthorized Obligation made by Contractor or its officers, directors, employees, agents or independent contractors (other than United) in the conduct of Contractor’s operations.

D.  CONTRACTOR OPERATED FLIGHTS

The fact that Contractor’s operations are conducted under the United Marks and listed under the UA designator code will not affect their status as flights operated by Contractor, and Contractor and United agree to advise all third parties, including passengers, of this fact.

XVI.  DEFAULT AND TERMINATION

A.  OPERATIONS DEFAULT

1.  If either party becomes insolvent; is not regularly paying its bills when due without just cause; takes any step leading to its cessation as a going concern; makes an assignment of substantially all of its assets for the benefit of creditors or a similar disposition of the assets of the business; or either ceases or suspends operations for reasons other than an Article XXVI Force Majeure condition (a “Section A Default”), then the other party (the “Insecure Party”) may terminate this Agreement on not less than 10 days written notice (the “Notice Period”) to such party (the “Section A Defaulting Party”) unless the Section A Defaulting Party immediately gives adequate assurance of the future performance of this Agreement within the Notice Period by establishing an irrevocable letter of credit—issued by a U.S. bank acceptable to the Insecure Party, on terms and conditions acceptable to the Insecure Party, and in an amount sufficient to cover all amounts potentially due from the Section A Defaulting Party under this Agreement—that may be drawn upon by the Insecure Party if the Section A Defaulting Party does not fulfill its obligations under this Agreement in a timely manner.

2. If bankruptcy proceedings are commenced with respect to the Section A Defaulting Party and if this Agreement has not otherwise terminated, then to the extent permitted by the Bankruptcy Court, the Insecure Party may upon ninety (90) days’ prior written notice suspend all further performance of this Agreement until the Section A Defaulting Party assumes or rejects this Agreement pursuant to Section 365 of the Bankruptcy Code or any similar or successor provision. Any such suspension of further performance by the Insecure Party pending the Section A Defaulting Party’s assumption or rejection will not be a breach of this Agreement and will not affect the Insecure Party’s right to pursue or enforce any of its rights under this Agreement or otherwise.

B.  COVENANT DEFAULT

If either party (the “Section B Defaulting Party”) shall refuse, neglect or fail to perform, observe, or keep any material covenants, agreements, terms or conditions contained herein on its part to be performed, observed, and kept (other than any such covenant or agreement for which this Agreement provides an exclusive remedy and other than the covenants described in Article XVI.D), and such refusal, neglect or failure (individually and collectively, a “Breach”) shall continue for a period of thirty (30) days after written notice to cure such Breach to the Section B Defaulting Party thereof or such longer period as may be demonstrably necessary to complete the cure of such failure (but such longer period may not exceed 60 days after the receipt of the notice to cure) (a “Section B Default”) then the other party may upon thirty (30) days’ notice to the Section B Defaulting Party terminate this Agreement. If a notice of Breach is delivered and a notice of termination is not delivered within forty-five (45) days after the end of the 30 or 60 day cure period, as applicable, the other party shall be deemed to have waived its right hereunder to terminate for the particular occurrence of Breach for which the Section B Defaulting Party received notice. Notwithstanding the foregoing, if United shall permanently cease operations as a certificated air carrier, Contractor may give written notice and terminate the Agreement effective immediately after such cessation of operations.

C.  DEFAULT BY CONTRACTOR

If Contractor shall refuse, neglect or fail to cure or perform any one of the following conditions outlined in Article XVI.C.1 or Article XVI,C.2 below , United may give Contractor written notice to correct such condition or cure such breach. Upon written notice of breach, Contractor shall have thirty (30) days in order to cure such breach, and if any such condition or breach shall continue beyond thirty (30) days after notice to Contractor thereof (a “Section C Default”), then United may terminate this Agreement upon thirty (30) days’ written notice to Contractor if:

1.  Contractor’s operations fall below C level performance in all of the following three goals for a period of three (3) consecutive months OR for a period of 6 months within a 12-month period:

a.  Controllable Flight Completion;

b.  Mishandled Bags; or

c.  On-Time Zero;

2.  Contractor knowingly maintains falsified books or records or submits false reports of a material nature

D.  SIMILAR AGREEMENTS

United may immediately terminate this Agreement (i) if Contractor is in breach of the terms of Article V.A. (United Express Operations Only) or (ii) if Contractor is in breach of the terms of Article V.B (Code Share Limitation) (a “Section D Default”).

E.  NON-COMPLIANCE WITH STANDARDS

If Contractor shall refuse, neglect, or fail to perform or observe the provisions of the United Express Service Standards or Aircraft Ground Handling Procedures to be performed, observed, and kept with regard to one or more city pairs under this Agreement, and such refusal, neglect or failure shall continue for a period of sixty (60) days after United delivers written notice to cure such default to Contractor thereof (a “Section E Default”) then United may upon thirty (30) days’ notice to Contractor terminate this Agreement with regard to the city pairs involved or ninety (90) days’ notice to Contractor as to the entire Agreement at United’s discretion.

F.  CONSEQUENCES OF TERMINATION

Any termination pursuant to one or more of the provisions of this Agreement will be without additional liability to the party initiating such termination and will not be construed so as to relieve either party hereto of any debts or obligations, monetary or otherwise, to the other party that accrued hereunder prior to the effective date of such termination. Each party will be entitled to any and all damages recoverable and remedies under law or in equity against the other for any breach by the other party of this Agreement, regardless of whether the non-breaching party elects to terminate this Agreement; provided that the liquidated damages provided for in Article XVI.G shall constitute full payment and the exclusive remedy for any damages suffered by United in the event it terminates this Agreement pursuant to the terms of this Article XVI sections A, B, C.2 or D.

G. LIQUIDATED DAMAGES

1. Except as otherwise provided hereunder, if United terminates this Agreement pursuant to the terms of this Article XVI as a result of a Section A Default, a Section B Default, a Section C.2 default or a Section D default by Contractor, then Contractor will be obligated to pay United liquidated damages. Such liquidated damages will be calculated in the manner provided herein and shall not constitute a penalty.

2. If United is entitled to collect liquidated damages from Contractor as a result of Contractor’s material breach of this Agreement, United’s liquidated damages shall be calculated as follows: lost contribution (which shall be conclusively deemed to be [*] of United’s average monthly net revenue, defined as total Origination and Destination revenue minus taxes and commissions, from Contractor’s United Express flights during the immediately preceding [*] period) multiplied by the following percentages for each month in the following periods - (a) [*] for the first [*] following the termination of the Agreement, (b) [*] for the next [*], and (b) [*] for the next [*]. Such amounts shall be subject to mitigation to the extent United can replace Contractor’s United Express services.

3.  The provisions of this Section XVI.G shall not apply to any termination as a result of a Section C.1 default, or a Section E default.

      H.  RESTRICTED ACTIONS

Contractor shall not take, nor agree to take, any of the following actions without United’s prior written consent: (a) dispose of any of United’s assets, or (b) enter into any agreements with third parties which create liens, claims or encumbrances on any of United’s assets. To the extent that Contractor engages in, invests in or otherwise is responsible (financially or otherwise) for any business, activity or operation other than Contractor’s United Express Services, and unless otherwise expressly agreed in writing with United, Contractor will ensure that the costs and expenses associated with or allocable to such other businesses, activities or operations are not charged to or recovered from United in any way.

I.  CALL OPTION

1. United will have the option to assume Contractor’s ownership or leasehold interest, as the case may be, in certain aircraft as more fully described in Article XVI.I. (the “Call Option”) in any one or more of the following circumstances:

a.  If Contractor wrongfully terminates this Agreement, (in which event United will also be entitled to Liquidated Damages to the extent provided in Article XVI.G); or

b.  If United terminates this Agreement for Contractor’s breach of this Agreement for any one or more of the following reasons (in which event United will also be entitled to Liquidated Damages to the extent provided in Article XVI.G)

i. Contractor’s operating performance falls below the following two levels for three consecutive months or any 6 month period within a rolling 12 month period:

(a).less than [*] controllable completion factor (excluding cancellations caused solely by weather, ATC, United caused problems, and/or labor actions); and

(b).less than [*] on-time zero;

ii. Contractor enters into a new codeshare with another airline in breach of Article V.A or V.B; or

iii. Contractor breaches its obligations contained in Article V.A or V.B; or

iv. Contractor’s operating certificate is revoked or suspended by the FAA, for safety issues or concerns, for a period of four consecutive months.

2.  Such Call Option will be governed by the terms set forth below:

a. The Call Option shall apply to any or all regional jet aircraft operated by Contractor as United Express pursuant to the terms of this Agreement at the time of the event or events described in Article XVI.I.1 above, provided that if United exercises the Call Option for less than all of such regional jet aircraft, it shall not exercise such Call Option for at least [*] such aircraft which are to be selected by United.

b. United shall deliver notice of its election to exercise the Call Option no later than 45 days following the date of notice of termination of this Agreement.

c. Within [*] business days following its receipt of a notice by United of its notice of termination, Contractor shall provide United with: (i) copies of documentation relating to interests to be assumed by United or retired at United’s expense as a result of an aircraft lease assignment, sublease or purchase; (ii) lease rates and other financial information relevant to the assignment, sublease or purchase; and (iii) the identity of and contact information for all parties with an interest in said aircraft.
__________
* Confidential

d. [Intentionally Omitted.]

e. In the event United exercises its Call Option (i) with respect to aircraft that are owned by Contractor or an affiliate of Contractor, Contractor or such affiliate shall sell the aircraft to United for the purchase price set forth in paragraph f below, and (ii) with respect to aircraft that are leased by Contractor, (A) if the leases to such aircraft may be assigned to United, United shall assume the leases with respect to such aircraft, and (B) if the leases to such aircraft may not be assigned to United or a consent required cannot be obtained, United shall sublease such aircraft from Contractor pursuant to a sublease with terms and conditions that are the same for the remaining term as they are in the lease under which Contractor leases the aircraft. The effective date of any such sale, lease, or sublease shall occur promptly after United’s election to exercise the Call Option but no later than [*] days after the notice.

f. In the event of a sale of an aircraft under paragraph e(i) above, the purchase price for the aircraft shall be [*].

g. In the event of a lease assumption under sub paragraph e(ii)(A) above, Contractor shall be entitled to either a full release from all liabilities and obligations under such lease other than obligations relating to periods prior to the date of assignment to United or United shall indemnify the Contractor from liabilities and obligations arising after the date of assignment. Contractor shall indemnify United from all liabilities and obligations arising prior to the date of the assignment.

h. In the event of either a lease assumption under paragraph e(ii)(A) above or a sublease under paragraph e(ii)(B) above United will indemnify Contractor against all liabilities arising from and after such assignment or sublease as the case may be. Contractor shall indemnify United from all liabilities and obligations arising prior to the date of the assignment or sublease, as the case may be. United shall also attempt to obtain a termination of all guarantees and return to Contractor (or reimburse) all applicable deposits, letters of credit, or other collateral, but such release shall not include (and instead Contractor shall assign to the extent assignable to United without further compensation, and if not assignable, Contractor shall subrogate its rights regarding any such deposits or reserves held by or subject to the security interest of third parties to United or otherwise put United in the same position as if such rights were assignable) any deposits or reserves held by or subject to the security interest of third parties related to the maintenance or operation of the aircraft (including the airframe, any engine, any landing gear, or other component or part). United shall assume all obligations of Contractor with respect to such lease or sublease as of the date of assignment or sublease and adjustments shall be made between the parties for advance or arrears payment of rent. Such adjustment shall be the difference between: (i) the cash amount of rent actually paid under the lease during its entire term as of the time of the assignment, and (ii) the total rent due during the entire term of the lease times the percentage of the number of days since the beginning of the lease to the total number of days in the entire term of the lease. In the event that United and the Contractor working together are unable to obtain a release, for the benefit of Contractor, then United shall indemnify Contractor from and against all losses and liabilities of any kind arising from and after such assignment or sublease in the same manner contemplated above.

    i. Following a notice of termination from United, provided that Contractor does not operate the aircraft in a manner that is prohibited under the terms of this Agreement, United shall continue to pay aircraft ownership costs as provided in Section VIII.A.8 hereof in respect of all aircraft subject to United’s exercise of its Call Option until (a) in the event United exercises its Call Option, the effective date of the sale, lease or sublease of the respective aircraft as provided herein, or (b) in the event that United does not exercise its Call Option, the date of expiration of its Call Option, the date of United’s written notice providing United’s early release of its rights to such Call Option, or the date of United’s revocation of its exercise of the Call Option as provided under paragraph f, in each case with respect to any particular aircraft.

j. For each aircraft that United acquires pursuant to the Call Option, United will purchase from the Contractor and take delivery of a mutually-selected, proportional share of Contractor’s spare engines, rotable and expendable spare parts, and tools, owned by Contractor to support the operation of the aircraft type. The aggregate proportional share of Contractor’s spare engines, spare parts and tools shall be determined as the number of aircraft acquired by United as a percentage of the Contractor’s fleet, by aircraft type. Spare parts, spare engines and tools will be purchased by United at fair market value in “as is where is” condition with fair market value determined in the manner provided in paragraph f above.

k. In the event United exercises its Call Option with respect to any aircraft as to which Contractor has prepaid rent under the terms of any lease or financing agreement, United shall reimburse Contractor for all prepaid rent to the extent not previously included in the aircraft ownership costs previously paid by United or otherwise.

XVII.  ASSIGNMENT, MERGER AND ACQUISITION

A.  ASSIGNMENT

This Agreement may be terminated by either United or Contractor (the “First Party”) if the other party assigns this Agreement or any of its rights, duties or obligations under this Agreement (except an assignment of the right to money to be received hereunder and except to any affiliate of Contractor) without the prior written consent of the First Party. In the event that this Agreement is assigned in violation of this Article XVII, without such consent having been given in writing, the First Party will have the right to terminate this Agreement immediately by telegraphic or written notice to the other party; provided, however, that a corporate reorganization that does not result in a material change in the ultimate ownership of Contractor from the ownership that existed prior to such transaction will not be considered an assignment as long as all of the entities succeeding to any of the assets or liabilities of Contractor prior to such corporate reorganization agree to be bound by this Agreement.

B.  MERGER

In the event Contractor or Republic merges with, or if control of Contractor or Republic is acquired by, another air carrier, or a corporation directly or indirectly owning or controlling or directly or indirectly owned or controlled by another air carrier (a “Holding Company”), or a corporation directly or indirectly owned or controlled by any such Holding Company, United will have the option to terminate this Agreement without liability to Contractor, but shall have no such option if (1) Contractor or Republic is the acquiring or surviving entity in such merger or acquisition, (2) the ultimate beneficial ownership of the surviving entity immediately following such transaction is substantially similar (i.e. at least [*] common ownership) to the ultimate beneficial ownership of Contractor or Republic as the case may be immediately prior to such transaction.
__________
* Confidential

C.  ACQUISITION

1.  For purposes of this Article XVII.C, a “Qualifying Transaction” means any actual, contemplated or proposed (a) merger of Contractor or Republic with another company, (b) sale, transfer or lease by Contractor of substantially all its assets, rights or powers (other than in the ordinary course of business), or (c) issuance or sale of stock of Contractor or Republic representing a [*] of beneficial ownership or voting control (other than the issuance or sale of stock in Contractor or Republic in a registered public offering under the Securities Act of 1933, as amended) in a single transaction or series of related transactions; provided, however, that a Qualifying Transaction shall not include (d) a corporate reorganization or other transaction that does not result in a change of over [*] in the ultimate beneficial ownership or voting control of Contractor or Republic from the ownership that existed prior to such transaction, (e) a transaction in which Contractor or Republic is the surviving entity, (f) a transaction in which the surviving entity is controlled, directly or indirectly, by Wexford Capital LLC, provided that in each case the surviving entity agrees to be bound by this Agreement or (g) any proposed sale or disposition by Contractor of its aircraft or assets that: (i) have become worn out or obsolete or are no longer used and useful in Contractor’s day-to-day business; provided, however, that such sale or disposition does not impair or negatively affect Contractor’s ability to complete scheduled service on a day to day basis under this Agreement; or (ii) are being replaced with other assets of a similar type which are at least of equal quality and utility to Contractor in carrying on its day to day business and meeting its obligation under this Agreement.

            2.  Contractor and Republic each agrees that if it desires to engage in a Qualifying Transaction, it shall (a) give United written notice of its intention to engage in such Qualifying Transaction together with the material terms and conditions of such proposed transaction (the “Notice”), (b) negotiate in good faith with United to determine terms and conditions on which Contractor or Republic and United could complete such Qualifying Transaction and (c) grant United or any United affiliated entity a right of refusal or of offer (the “United ROFR”) regarding such proposed Qualifying Transaction, subject to any conflicting prior right of refusal granted by Contractor, Republic or any of their affiliates before January 27, 2004. The United ROFR shall give United or any United affiliated entity the right to enter into a Qualifying Transaction upon the terms set forth in the Notice; provided that if United is unable to match such terms due to United’s inability to provide the specific types of consideration (e.g., stock, rights or assets) to be delivered by a third party thereunder, Contractor agrees to negotiate promptly in good faith in order to determine an amount and type of consideration with an equivalent after-tax economic value to Contractor or its affiliates which could be paid or delivered to Contractor or its affiliates in lieu of such specific consideration. Contractor agrees that any and all information provided to any third party in connection with a Qualifying Transaction will be provided to United with the Notice or as promptly as possible thereafter.

            3.  United shall deliver to Contractor written notice of its preliminary election to exercise the United ROFR (a “ROFR Notice”) not later than 10 business days after the receipt of the Notice by United. Within 10 business days after the later of (a) United’s delivery of a ROFR Notice, or (b) the delivery to United by Contractor of the information referred to in paragraph 2, United shall have the right to withdraw its ROFR Notice. If (c) United does not issue a timely ROFR Notice, (d) withdraws a ROFR Notice, or (e) notwithstanding United’s issuance and failure to withdraw a ROFR Notice, United and Contractor or Republic are unable to agree on terms and conditions of a Qualifying Transaction among themselves, Contractor or Republic shall have the right to enter into the Qualifying Transaction with a third party, but may not do so on any terms more beneficial to such third party than was offered to United.

XVIII.  CHANGE OF LAW

Notwithstanding anything herein to the contrary, in the event there is any change in the statutes governing the economic regulation of air transportation, or in the applicable rules, regulations or orders or interpretation of any such rule, regulation or order of the DOT or other department of the government having jurisdiction over air transportation, which change or changes materially affect the rights or obligations of either party hereto under the terms of this Agreement, then the parties hereto will consult, no later than thirty (30) days after any of the occurrences described herein, in order to determine what, if any, changes to this Agreement are necessary or appropriate, including but not limited to the early termination of this Agreement. If the parties hereto are unable to agree whether any change or changes to this Agreement are necessary and proper, or as to the terms of such changes, or whether this Agreement should be terminated in light of the occurrences described above, and such failure to reach agreement continues for a period of thirty (30) days following the commencement of the consultations provided for by this Article XVIII, then this Agreement may be terminated by either party immediately upon providing the other party thirty (30) days’ prior written notice of such termination. Any such termination will be without additional obligation or liability to both parties except that such termination will not relieve either party of any debt or obligation, monetary or otherwise, accruing hereunder prior to the effective date of termination.

XIX.  TAXES, PERMITS AND LICENSES

A.  TRANSACTION TAXES

Contractor agrees to indemnify and hold United harmless from any and all penalties or interest arising out of any real and personal property, sales and use, occupational, gross receipts, value added, income, franchise and any other taxes, customs, duties, excise taxes, fees, charges or assessments, of any nature whatsoever imposed by any federal, state, local or foreign government or taxing authority upon Contractor or United with respect to Contractor’s performance of this Agreement, or to Contractor’s operations, or the equipment contained therein or services provided thereby, or the revenues derived therefrom (except for penalties or interests arising out of any tax upon or measured by United’s revenues, net income or any franchise tax). If a claim is made against United for any penalties or interest referred to above, United will promptly notify Contractor and request payment of such claim. If requested by Contractor in writing, United will upon receipt of indemnity and evidence that Contractor has made adequate provision for the payment of such penalties or interest, reasonably satisfactory to United, contest the validity, applicability or amount of such penalties or interest, taxes and other charges at Contractor’s expense. Contractor shall pay United upon demand for all expenses incurred (including, without limitation, all costs, expenses, losses, legal and accountants’ fees, penalties and interest) in making payment, in protesting or seeking refund of such penalties or interest.

B.  PAYROLL TAXES

Contractor acknowledges that it is responsible for and will pay to the appropriate authority, and will indemnify and hold United harmless from, any and all federal or state payroll taxes, FICA, unemployment tax, state unemployment compensation contribution, disability benefit payments, insurance costs and any other assessments or charges which relate directly or indirectly to the employment by Contractor of Contractor’s employees. United acknowledges that it is responsible for and will pay to the appropriate authority, and will indemnify and hold Contractor harmless from, any and all federal or state payroll taxes, FICA, unemployment tax, state unemployment compensation contribution, disability benefit payments, insurance costs and any other assessments or charges which relate directly or indirectly to the employment by United of United’s employees.

C.  PERMITS AND LICENSES

Contractor will comply with all federal, state and local laws, rules and regulations, will timely obtain and maintain any and all permits, certificates or licenses necessary for the full and proper conduct of its operations, and will pay all fees assessed for airport use including but not limited to landing fees, user airport fees and prorated airport facility fees. Contractor further agrees to comply with all mandatory resolutions issued by the Air Transport Association of America (“ATA”) and all non-binding recommended resolutions of the ATA, which are adopted by United.
__________
* Confidential

XX.  REVIEW

During the term of this Agreement United may, at any time at its discretion, require a joint review of Contractor’s aircraft and facilities to determine whether Contractor’s United Express Services are meeting the requirements of this Agreement. Such review can include an obligation for Contractor to respond to information requests and to provide relevant documents. This review is not intended nor shall it be construed to relieve Contractor of its responsibility to provide a quality and airworthy aircraft that satisfies all FAA regulations. In addition, upon request by United, within thirty (30) days after each calendar quarter United and Contractor will meet to review Contractor’s United Express Services during the preceding calendar quarter.

XXI.  JURISDICTION

With respect to any lawsuit, action, proceeding or claim relating to this Agreement or any other agreement between United and Contractor (hereinafter, any such lawsuit, action, proceeding or claim is referred to as a “Lawsuit”), each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction of the courts of the State of Illinois and the United States District Court located in the City of Chicago, Illinois, and (ii) waives any objection which it may have at any time to the laying of venue of any Lawsuit brought in any court, waives any claim that any Lawsuit has been brought in any inconvenient forum, and further waives the right to object, with respect to any Lawsuit, that such court does not have jurisdiction over such party. Nothing in this Agreement precludes either party hereto from bringing Lawsuits in any other jurisdiction in order to enforce any judgment obtained in any Lawsuit referred to in the preceding sentence, nor will the bringing of such enforcement Lawsuit in any one or more jurisdictions preclude the bringing of any enforcement Lawsuit in any other jurisdiction.

XXII.  NOTICES

Any and all notices, approvals or demands required to be given in writing by the parties hereto will be sufficient if sent by facsimile, certified mail, postage prepaid, overnight delivery by a nationally recognized delivery company or hand delivery, to United, addressed to:

United Air Lines, Inc.
1200 E. Algonquin Road
Elk Grove Township, Illinois 60007
Attn: - Director, United Express
Fax: 847-364-6728

and to Contractor, addressed to:

Shuttle America Corp.
8909 Purdue Road, Suite 300
Indianapolis, Indiana 46268
Attn: Chief Executive Officer
Fax: 317-484-6047

With a copy to:

Wexford Capital LLC
411 West Putnam Avenue
Greenwich, CT 06830
Attn: President & General Counsel
Fax Nos.: 203-862-7320
203-862-7310

or to such other addresses in the continental United States as the parties may specify in writing.

XXIII.  APPROVALS AND WAIVERS

A.  Whenever this Agreement requires the prior approval or consent of United, Contractor will make a timely request to United therefore and the consent will be obtained in writing. United will also consider, in its sole discretion, other reasonable requests individually submitted in writing by Contractor for United’s consent to a waiver of any obligation imposed by this Agreement.

B.  United assumes no liability or obligations to Contractor by providing any waiver, approval, consent or suggestion to Contractor in connection with this Agreement, or by reason of any neglect, delay or denial of any request therefore.

C.  Except as otherwise provided for in this Agreement, no failure by either party to execute any power reserved to it by this Agreement, or to insist upon strict compliance by the other party with any obligation or condition hereunder, and no custom or practice of the parties at variance with the terms hereof will constitute a waiver of such party’s right to demand exact compliance with any of the terms herein. Waiver by such party of any particular default by the other party will not affect or impair such party’s rights with respect to any subsequent default of the same, similar or different nature, nor will any delay, forbearance or omission of such party to exercise any power or right arising out of any breach or default by the other party of any of the terms or provisions hereof will affect or impair such party’s right to exercise the same or constitute a waiver by such party of any right hereunder or the right to declare any subsequent breach or default and to terminate this Agreement prior to the expiration of its term. Subsequent acceptance by such party of any payments due to it hereunder will not be deemed to be a waiver by such party of any preceding breach by the other party of any terms, covenants or conditions of this Agreement.

XXIV.  GOVERNING LAW

This Agreement and any dispute arising hereunder, including any action in tort, will be governed by and construed and enforced in accordance with the internal laws of the State of Illinois.

XXV.  CUMULATIVE REMEDIES

Unless and to the extent as may be otherwise expressly stated in this Agreement, no right or remedy conferred upon or reserved to Contractor or United by this Agreement is intended to be, nor shall be deemed, exclusive of any other right or remedy herein or by law or equity provided or permitted, but each will be cumulative of every other right or remedy.

XXVI.  FORCE MAJEURE

A.  FORCE MAJEURE.

Neither party shall be liable for delays or failure in performance hereunder caused by acts of God, acts of terrorism or hostilities, war, strike, labor dispute, work stoppage, fire, act of government, court order or any other cause, whether similar or dissimilar, individually or collectively, “Force Majeure” events beyond the control of Contractor or United.

B.  EFFECT ON MARKUP.

In the event of a Force Majeure or other disruption resulting in at least a one-day suspension of greater than [*] of Contractor’s United Express scheduled flights for a period of more than [*], United retains the right to reduce Contractor’s Markup to [*] for A, B, or C level performance, and to [*] for D level performance, for the lesser of the duration of effect of the Force Majeure event or [*]. The adjusted Markup under a Force Majeure event will be part of a broader United Express program where all carriers provide assistance at levels that are proportionate to their United Express operations.

C.   FIXED AND OVERHEAD REDUCTION.

In the event of a Force Majeure event, resulting in a suspension of greater than [*] of Contractor’s United Express scheduled flights for a period of more than [*], upon providing prior written notice to Contractor United shall have the right after the date of such notice to apply an equivalent percentage reduction to all Fixed and Overhead cost categories (Non-Aircraft), for the duration of the Force Majeure event. This reduction will become permanent in the event a permanent schedule reduction is necessary. The reduction in fixed and overhead costs under a Force Majeure event will be part of a broader United Express program where all carriers provide assistance at levels that are proportionate to their United Express operations.

XXVII. SEVERABILITY AND CONSTRUCTION

A.  Each term or provision of this Agreement will be considered severable, and if, for any reason, any such term or provision herein is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such will not impair the operation of, or have any other effect upon, other terms or provisions of this Agreement as may remain otherwise enforceable, and the latter will continue to be given full force and effect and bind the parties hereto, and said invalid terms or provisions will be deemed not to be a part of this Agreement.

B.  The captions appearing in this Agreement have been inserted for convenience only and will not control, define, limit, enlarge or affect the meaning of this Agreement or any of its provisions.

XVIII. ACKNOWLEDGMENT

A.  Each party expressly disclaims the making of, and acknowledges that it has not received, any warranty or guarantee, express or implied, as to the potential volume, profits or success of the business venture contemplated by this Agreement.

B.  Each party acknowledges that it has received, read and understood this Agreement and the Appendices hereto.

XXIX. CONFIDENTIALITY

A.   Except as required by law (including federal or state securities laws or regulations) or by the rules and regulations of any stock exchange or association on which securities of either party or any of its affiliates are traded, or in any proceeding to enforce the provisions of this Agreement, or is required in connection with a S-1 filing with redactions as agreed upon by both parties, United and Contractor hereby agree not to publicize or disclose to any third party the terms or conditions of this Agreement or any of the Related Agreements without the prior written consent of the other parties thereto.

B.  Except as required by law (including federal or state securities laws or regulations) or by the rules and regulations of any stock exchange or association on which securities of either party or any of its affiliates are traded, or in any proceeding to enforce the provisions of this Agreement, United and Contractor hereby agree not to disclose to any third party any confidential information or data, both oral and written, received from the other and designated as such by the other without the prior written consent of the party providing such confidential information or data.

C.  If either party is served with a subpoena or other process requiring the production or disclosure of any of the agreements, information or data described in Article XXVIII.A or Article XXVIII.B, then the party receiving such subpoena or other process, before complying with such subpoena or other process, shall immediately notify the other party of same and permit said other party a reasonable period of time to intervene and contest or limit disclosure or production, and upon the request of such party shall cooperate with any such effort to contest or limit disclosure or production.

D.  Upon termination of this Agreement, each party must return to the other any confidential information or data received from the other and designated as such by the party providing such confidential information or data which is still in the recipient’s possession or control.
__________
* Confidential

XXX. RELATED AND THIRD PARTY AGREEMENTS

United and Contractor shall enter into agreements listed below in this Article XXX (the “Related Agreements”). All such Related Agreements will automatically terminate contemporaneously with the termination of this Agreement unless termination shall otherwise be effected in accordance with the terms of such Related Agreements.

a.	Reciprocal Interline Agreement/Space Available Employee and Eligible Travel Agreement (United Contract No. 165980)

b.  United Express Positive Space Travel Agreement (United Contract No. 165979)

c.  Emergency Response Agreement (United Contract No. 165981)

XXXI. ENTIRE AGREEMENT

This Agreement, together with the Related Agreements, including any Appendices, Attachments and Exhibits attached hereto and thereto, contains the complete, final and exclusive agreement between the parties hereto with respect to the subject matter hereof, and supersedes all previous agreements and understandings, oral and written, with respect to such specific matter and said Agreement will not be modified, amended or terminated by mutual agreement or in any manner except by an instrument in writing, executed by the parties hereto.

XXXIII. REFERENCES TO TIME PERIODS

All references to the term “year” in this Agreement shall mean contract year unless specifically stated otherwise. All references to the term “month” in this Agreement shall mean a full calendar month; provided that if the Effective Date shall be other than the first day of a calendar month, then the first “month” of this Agreement shall commence on the Effective Date and end on the last day of the month in which the Effective Date occurs. All references to the term “quarter” in this Agreement shall mean a calendar quarter; provided that the first “quarter” of this Agreement shall commence on the Effective Date and terminate on the last day of the calendar quarter in which the Effective Date occurs. Calendar quarters shall be January 1 through March 31, April 1 through June 30, July 1 through September 30, and October 1 through December 31.
__________
* Confidential

IN WITNESS WHEREOF, the parties hereto have by their duly authorized officers caused this Agreement to be entered into and signed as of the day and year first above written.

SHUTTLE AMERICA CORP.	UNITED AIRLINES, INC.

/s/ Bryan K. Bedford	/s/ Frederic F. Brace

Name: Bryan K. Bedford Title: Chief Executive Officer	Name: Frederic F. Brace Title: Executive Vice President and Chief Financial Officer

Accepted & Agreed
as to Sections XVII B & C only

REPUBLIC AIRWAYS HOLDINGS INC.

/s/ Bryan K. Bedford

Name: Bryan K. Bedford Title: Chief Executive Officer

APPENDIX A

UNITED MARKS

UNITED EXPRESS

Stylized UNITED EXPRESS lettering

UNITED EXPRESS colors

Stylized letters UA

Uniform Design

Aircraft exterior and interior color decor

Other United Marks approved by United for use by Contractor

APPENDIX B

RJ- 70FLEET PLAN

	Units	In-Service	Spare	Total Deliveries

Delivery Dates:

10/17/2004	3	2	1	3
11/1/2004	2	4	1	5
11/21/2004	2	6	1	7
12/1/2004	1	7	1	8
12/19/2004	2	9	1	10
1/2/2005	2	11	1	12
1/16/2005	1	12	1	13
2/1/2005	1	13	1	14
3/1/2005	1	14	1	15
4/1/2005	1	15	1	16
5/1/2005	1	16	1	17
6/1/2005	1	17	1	18
6/12/2005	1	18	1	19
7/1/2005	1	19	1	20

6/7/2005	1	19	2	21
6/25/2005	1	20	2	22
7/1/2005	1	21	1	23
Sep-05	1	22	1	24
Oct-05	1	23	1	25
Nov-05	1	24	1	26
Nov-05	1	25	1	27
Dec-05	1	26	1	28

Total	28	26	2	28
Note: Contractor shall not be liable for any aircraft delivery delays resulting from verifiable manufacturer caused actions.

__________
* Confidential

APPENDIX C

GROUND HANDLING***

Table left intentionally blank

Airport	Customer Service/Ticket Counter*	Customer Service/Gates	Ground Handling/Ramp	Receipt/Dispatch

* Includes Small Package Dispatch (SPD)

*** For purposes of the table above, Contractor or United, as applicable, shall provide or cause to be provided the designated services as shown in the table.

APPENDIX D

Contractor Support Services

At all locations not set forth on Appendix C where Contractor operates scheduled air transportation as a United Express Carrier (i.e., Contractor Locations), Contractor will provide the following minimum services:

(a) Contractor’s employees shall be fully qualified personnel to handle Contractor’s operations.

(b) Posting of signage and decor appointment as specified by United.

(c) Adequate check-in areas including passenger waiting room facilities.

(d) Security facilities, personnel and passenger screening procedures as are required by applicable orders, rules and regulations of the FAA or other government agencies and those standards specified by United.

(e) Capability of operating Automation Equipment (Apollo Services) for the purpose of providing passenger processing and operations in the configuration and under the procedures specified by United.

(f) Baggage handling, delivery and tracing in accordance with procedures issued by United.

APPENDIX E

REIMBURSEMENT CATEGORIES

CARRIER CONTROLLED COSTS IN 2005 ECONOMICS

United shall pay Contractor the following Reimbursement Category Unit Rates for Contractor’s United Express flights operated using the aircraft set forth below:

[*]	[*]	[*]	[*]	[*]
[*]
[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]
	[*] [*]	[*]	[*]	[*]
[*]	[*] [*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]
	[*] [*] [*] [*]	[*]	[*]	[*]
[*]	[*] [*]	[*]	[*]	[*]
	[*] [*]	[*]	[*]	[*]
[*]	[*]	[*]		[*]
	[*] [*]	[*]	[*]	[*]

__________
* Confidential

REIMBURSEMENT CATEGORIES

PASS-THRU COSTS

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*] [*] [*]	[*]
[*]	[*]	[*] [*]	[*]
[*]	[*]	[*]	[*]

__________
* Confidential

DEFINITIONS

Descriptions of Carrier Controlled Costs

General Statement: Notwithstanding the following descriptions, any costs incurred by Contractor that are described as Pass-Through Costs on this Exhibit E shall not be considered Carrier Controlled Costs. Any costs incurred by Contractor that are not Pass-Through Costs under the Agreement, regardless of whether such costs are described below, shall be considered Carrier Controlled Costs, except for those costs that are typically considered the responsibility of the Ground Handling Provider as defined in United’s contracts for ground handling services. The characterization of any cost as a Carrier Controlled Cost in the following descriptions shall not impair any provision of the Agreement that specifically requires United to reimburse Contractor for such cost.

i)  Flight Crews (Captains, First Officers and Flight Attendants)

a)  Wages, benefits (including health insurance, pensions, 401k, and any other benefits), payroll associated taxes and incentives (premiums for longevity, geography, certificates/licenses, profit sharing, bonuses and any other incentives) for all paid hours (including but not exclusive of hours for reserve employees, overtime, vacation, holidays, sick days, and paid leave) for the following work categories:

ii)  Pilots and Flight Attendants for all equipment types, including reserve crews and any other crews on the Contractor payroll.

iii)  Pilot and Flight Attendant Administration and Management, including senior management crew scheduling, labor relations management.

iv)  Domicile administration.

a)  All uniform related charges for all of the above work categories, including purchase, repair, and cleaning charges.

b)  All training associated with the work groups above, including but not exclusive of:

v)  Recurring and Attrition: Any training expense that occurs annually for all types of employees, new planes or attrition. Includes Labor payments to those employees being trained (including all types of charges mentioned in paragraph i.a), trainer time and salary, equipment and facility rental, training administration costs associated with recurring training, and any training materials required. Excludes expenses associated with bringing new aircraft into the system.

vi)  Ramp-up: Training expense that occurs due to new planes taken on. Includes Labor payments to those employees being trained (including all items in paragraph i.a); Trainer time and salary; Equipment and facility rental; Training administration costs associated with one-time training; Any training materials required; Uniforms & headsets; Pilot navigational charts.

vii)  Maintenance:

a)  Maintenance labor for all labor categories of aircraft mechanics, (e.g., engine specialists, parts clerks, etc.), including base wages, benefits, payroll associated taxes and incentives (premiums for longevity, geography, certificates/licenses, profit sharing, bonuses and any other incentives) for all paid hours (including but not exclusive of overtime, holidays, vacation, sick days and paid leave).

b)  Maintenance Overhead: All hangar, parts/storage shop and maintenance management office rent and maintenance facility charges. All sundry and clerical items associated with the management of Contractor’s maintenance function, including but not exclusive of office supplies and furniture, maintenance schematic drawings and manuals, maintenance IT hardware/software.

c)  Maintenance Management Overhead: Labor for all management and administration associated with the Contractor’s management of the maintenance function, including base wages, benefits, payroll associated taxes and incentives (including premiums for longevity, geography, certificates/licenses, profit sharing, bonuses and any other incentives) for all paid hours (including but not exclusive of overtime, vacation, holidays, sick days and paid leave).

d)  Outsource Maintenance Services: All charges net of warranty reimbursement for any and all services and/or products (including but not exclusive of components, line, engine, airframe, C&D checks, avionics, APU) provided by a third party for the maintenance of Contractor’s aircraft or maintenance functions.

e)  Other Maintenance: Parts, spares, tools, equipment and any other personnel, service or material expenses, associated with the maintenance of Contractor’s aircraft or maintenance functions.

viii)  Operations

a)  RON (Remain Over Night): Hotel, transportation, and per diem for all pilots and flight attendants.

b)  Interrupted Trip Expense: Includes all mishandled bag related expenses and all hotel, transportation and meal accommodation expenses for any passenger traveling on Contractor’s flights.

c)  Catering and on-board services: Includes all cost associated with providing food (snack and beverage service) for passengers, excluding liquor. This includes but is not limited to costs for the food and beverages, catering supplies

d)  Crew Scheduling: Labor for all management and administration associated with the Contractor’s crew scheduling function, including base wages, benefits, payroll associated taxes and incentives (including premiums for longevity, geography, certificates/licenses, profit sharing, bonuses and any other incentives) for all paid hours (including but not exclusive of overtime, vacation, holidays, sick days and paid leave). All Information Technology related charges (e.g., systems, software and hardware) and other costs associated with crew scheduling functions.

e)  Dispatch/flight operations center: Flight operations center and all costs associated with it including personnel, facilities, management and systems.

ix)  Corporate Overhead

a)  Headquarters Facilities: All corporate real estate rent and associated facility charges

b)  Management overhead: Labor for all management and administration whether or not based in Indianapolis, Indiana, including base wages, benefits, payroll associated taxes and incentives (including premiums for longevity, geography, certificates/licenses, profit sharing, bonuses and any other incentives) for all paid hours (including but not exclusive of overtime, vacation, holidays, sick days and paid leave).

c)  Other: Out-sourced corporate overhead services (e.g., consulting, legal expenses), other depreciation and any other overhead costs spread over multiple cost categories (e.g., memberships, office supplies, employee testing, IT, insurance costs that are not Pass-Through Costs, other repairs and maintenance, software licensing, parking, safety office, flight standards, communications, etc.); includes non-aircraft interest expense, if any.

x)  Aircraft Ownership

a)  All charges, except Aircraft Property Taxes (as described in the description of Pass-Through Costs), associated with aircraft ownership including but not exclusive of lease, depreciation, other financing expense, and related start-up costs (including painting).

b)  All spare engine ownership expense

c)  Hull Insurance - consists of premiums and other charges of insurers for Aircraft Hull All Risks Insurance as described in the Agreement, plus fees and expenses of insurance brokers in connection with the procurement or maintenance of such insurance, and surplus lines tax.

Descriptions of Pass-Through Costs

1.	Fuel and Oil - consists of the cost of all aircraft fuel and oil, plus fuel flow charges, into-plane fees, and de-fueling charges, and all applicable taxes on any of the foregoing.

2.
Landing Fees - consists of all airport landing fees, Aircraft Rescue Fire Fighter (ARFF) charges or similar charges, apron fees, and any other fees charged by airport operators to cover airfield costs or other airport facilities.

3.
War Risk Insurance - consists of premiums and other charges of insurers for War Risk and Allied Perils Insurance, plus fees and expenses of insurance brokers in connection with the procurement or maintenance of such insurance.

4.
Liability Insurance - consists of premiums and other charges of insurers for all other liability insurance as described in the Agreement, plus fees and expenses of insurance brokers in connection with the procurement or maintenance of such insurance.

5.
Aircraft Property Taxes - consists of all property taxes (however designated, including excise or franchise taxes imposed on the ownership of property, ad valorem taxes, and special assessments or levies) related to aircraft, spare parts and engines.

6.
Security Charges - consists of all charges imposed by governmental agencies, including the Transportation Security Administration (TSA) or any other entity performing functions of the TSA, or by any third-party contractor of any governmental agency, with respect to airport security services

7.	Engine LLP Coverage - a part with a limitation on use stated in cumulative engine flight hours or cycles, established by the OEM or the Federal Aviation Administration.

8.	[*]

__________
* Confidential

APPENDIX F

INCENTIVE PROGRAM

[*]
[*]
	[*]				[*]
[*]	[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]	[*]

[*]
	[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]

__________
* Confidential

APPENDIX G

LIABILITY INSURANCE

Issued by:

Date of Issue:

THIS IS TO CERTIFY TO: UNITED AIR LINES, INC.

that Insurers are providing 100% of the following Aircraft Hull & Liability Insurances:

NAME INSURED:
PERIOD OF INSURANCE:
INSURERS:
POLICY NUMBER:
GEOGRAPHICAL LIMITS:	Worldwide Hull War limited to Western Hemisphere with commercial and or FAA provided insurance; territorial limitations not defined in FAA policy.
AIRCRAFT INSURED:	All aircraft owned or operated by the Named Insured.
DESCRIPTION OF COVERAGE:
Comprehensive Airline Liability Insurance, Contractual Liability, including Aircraft Liability, Passenger Liability, War Risk should the FAA stop carrying it,including both Passengers and Other Third Parties, Cargo Liability and Comprehensive General Liability, including Hangarkeepers, Excess Automobile, Host Liquor Liability,Personal Injury, and Products Liability/Completed Operations coverage. All Risk Physical Damage Hull Coverage.

LIMIT OF LIABILITY	Combined Single Limits to be specified consistent with Article I.2.1. Aircraft Hull All Risk per the Agreed Value, or up to $300,000,000 per added aircraft.
SPECIAL PROVISIONS:
The insurers agree that coverage under this policy, by formal endorsement or otherwise, is extended to insure all relevant terms and conditions of the United Express Agreement, subject to the policy terms, conditions, limitations and exclusions, between Contractor and United concerning Contractor’s Aircraft, (hereinafter referred to as “Agreement”), including, inter alia:

1. The Insurers accept and insure the Indemnity and Hold Harmless provisions of the Agreement, subject to the policy terms, conditions, limitations and exclusions.

2. United, its affiliates, and their respective directors, officers, employees, agents and indemnitees are named as additional insureds to the extent of the liability assumed by Contractor under the Agreement, subject to the policy terms, conditions, limitations and exclusions.

3. The Insurers agree that United shall not be liable for, nor have any obligation to pay any premium due hereunder, and Insurers further agree that they shall not offset or counter-claim any unpaid premium against the interest of United.

4. The Insurers agree that all provisions of this insurance, except for the limits of liability, shall operate in the same manner as if there were a separate policy issued to each Insured.

5. The Insurers agree that this insurance shall be primary insurance without any right of contribution from any other insurance which is carried by United.

6. The Insurers agree to waive their rights of subrogation against United, its officers, directors, employees and indemnitees, to the extent the Contractor has waived and released its rights under the Agreement.

7. The Insurers agree that as respects the interest of United, its directors, officers, employees and indemnitees, this insurance shall not be invalidated by any action or inaction of the Contractor, its officers, directors or employees, and shall insure United, its directors, officers, employees and indemnitees regardless of any breach or violation of any warranties, declarations, conditions or exclusions contained in the policy by the Contractor, its officers, directors or employees.

8. In the event of cancellation for any reason whatever or if any change of a restrictive nature is made affecting the insurance certified hereunder, or if this insurance is allowed to lapse due to non-payment of premium, such cancellation, change or lapse shall not be effective as to United, its directors, officers, employees and indemnitees for at least thirty (30) days (ten (10) days in the case of non-payment of premiums, seven (7) days notice of cancellation with respect to war risk) after written notice by registered mail of such cancellation, change or lapse shall have been mailed to United.

9. With respect to claims or causes of action in favor of United or its directors, officers, agents or employees, they shall not be considered as additional insured thereunder.

Dated:
Authorized Representative:

APPENDIX H

SAFETY STANDARDS FOR UNITED AIRLINES AND UNITED EXPRESS CARRIERS

We have developed common safety standards to evaluate and effectively manage safety. We will commit to:

Contractor represents and warrants that it is in compliance with the U.S. Department of Defense (DoD) Quality and Safety Requirements (and any other applicable governmental quality or safety requirement) and continues to comply with all applicable Federal Aviation Regulations (F.A.R.). Contractor further warrants that it shall maintain compliance with these requirements for the term of this Agreement. Any failure to maintain such compliance shall immediately be brought to United’s attention together with the corrective actions taken by Contractor or a correction action plan. Any non-compliance with any safety requirements or corrective action plans shall be grounds for partial or complete suspension or termination by United, without further liability, of this Agreement or any of the terms or conditions of this Agreement; but, with reservation of all other rights and remedies available to United. Additional safety reviews and audits may be required at United’s discretion and Contractor shall cooperate with all such reviews and audits.

In addition, Contractor agrees to the following:

•	Mutual support of one another in implementing these standards by sharing safety data, information and expertise.

•	Quality maintenance and operations training programs

•
A carrier internal evaluation program to monitor key safety issues, including maintenance practices, required inspection items, technical document control, dangerous goods handling, training records and qualifications for all personnel.

•	Quality programs to manage outsourcing of services.

•	A formalized maintenance quality assurance program.

•	Implementation of a program to rectify FAA inspection findings.

•	Presence of a voluntary disclosure program.

•	Formal process to routinely bring safety and compliance issues to the attention of carrier’s senior management.

•	Anonymous safety hazard reporting system.

•	A Senior Management policy statement supporting open safety reporting by employees.

•	Director of Safety, reporting to the highest levels of management, overseeing the carrier’s safety programs.

•	Process for managing required corrective actions from FAA and internal audit program as well as employee disclosure.

•	Ongoing flight safety education/feedback program.

•	Ground safety program in airport operating areas.

•	Incident investigation process that includes accountability, recommendations and actions taken.

•	Establishment and maintenance of emergency response procedures and manual.

•	Participation in UAL/industry safety information exchange forum.

APPENDIX I

UNITED EXPRESS SERVICE STANDARDS
These Service Standards are meant to provide an overview for United Express carriers of the service expectations established by United Airlines for the day-to-day delivery of United’s product. This document is not intended to be an all inclusive manual of regulations, but to instead serve as a simple, helpful source of information. The Service Standards outlined herein may change from time to time, subject to the needs of the operation and our product delivery objectives. Any changes to these standards are at the sole discretion of United Airlines and are not subject to contractual negotiations as to United’s right to change the standards. Provided, however, since the parties have agreed to specific compensation formulas and performance goals in this Agreement, it follows that the parties would agree that the standards shall not be altered or changed, if such changes would affect the Contractor’s economics within the Agreement. If such changes are mutually deemed by United and the Contractor to materially affect the economics of the Agreement, then the parties will agree upon the economic changes required to compensate the Contractor for the change in the standards. If, after 30 days, no agreement can be reached between the parties as to either materiality or cost impact, an independent arbitrator will be mutually agreed to and assigned to settle the dispute.

It is the responsibility of each United Express carrier to maintain an adequate number of employees at each station to operate in a safe and reliable manner, which serves the customer at the levels of service outlined by these Service Standards.

CUSTOMER SERVICE

Uniforms: United Express employees are required to wear the United designated uniform for Customer Service personnel. There is to be no deviation from this uniform and it is to be worn at all times while on duty. Employees in uniform, on or off duty are not allowed to drink intoxicating beverages, give the appearance of being intoxicated or visit any establishment whose primary purpose is to dispense liquor (e.g. bars, saloons, cocktail lounges, liquor stores). "Uniform" refers to any uniform apparel bearing the United brand or insignia, or which can be in any way identified with United Airlines or United Express. Because the actions and appearance of employees influence, to a considerable extent, the public's opinion of the United brand, uniformed employees must be mindful of this and conduct themselves accordingly. For complete information on the uniform and accessory items, review the Customer Service Uniform Appearance Guidelines.

United may elect to change the United Express uniform from time to time, and may request that old uniform items be eliminated as an approved uniform item. Following such a change in the designated uniform, United will compensate the Contractor and/or its employees for the value lost on the retired uniform item(s).

Training: Each United Express carrier is responsible to train all Customer Service Representative (CSR) employees of the Contractor, including employees of another carrier who may be contracted to perform these duties on behalf of the Contractor, using the same training modules and computer assisted training provided by United Airlines. This training will include, but is not limited to, all functional aspects for customer handling at the ticket counter, gate, or baggage service The Contractor, in stations where the Contractor is not the United designated United Express Customer Service provider, will be responsible for the training the employees of the designated Customer Service provider regarding the difference in the Contractors procedures and policies, and the handling of the Contractors Aircraft.

United Airlines will provide the necessary “Train the Trainer” support, but it is the responsibility of each United Express carrier to maintain trainer proficiency, knowledge and skill level.

•
Each new hire or newly assigned CSR of the Contractor, must receive formal Express customer service training as soon as possible, but not later than 30 days from the date of employment or 30 days after his or her assignment. In either case, training must be specific to the employee’s job function and task assignment. An employee may not work in an area in which he or she has not been properly trained.

•	Each CSR of the Contractor must maintain proficiency in product knowledge, delivery and skill level.

•
Each United Express carrier may add to the United training curriculum to meet its individual carrier needs, but it may not delete any portion of the United designated curriculum without written approval by United Airlines.

•	All CSRs of the Contractor must complete TL17/17 lessons each week within 7 days of issuance.

Service Delivery: In the most basic interaction with the customer, United’s service standards encompass the foundation of service, which is: 1) Greet the customer. 2) Use the customer’s name. 3) Listen to the customer and respond to their needs. 4) Give direction to the next step. 5) Acknowledge the customer’s importance to United and thank them for flying United Express.

Goals:
•	Lobby line wait time: 10 minutes
•	Jet bridge delivery time: 1 minute
•	Meet the inbound aircraft (non-jet bridge locations) and open aircraft passenger door within 2 minutes of block time.

Service Tools: Customer Problem Resolution, or CPR, was created as a means to provide customer service employees with the ability to resolve customer problems on the spot, as they occur. CPR may include certificates for a free drink, a credit of Mileage Plus miles to a customer’s Mileage Plus account, or a Travel Certificate to be used towards the purchase of future airline tickets. Other tools may also include accommodation vouchers for hotels, cab/bus, or meals. It is the responsibility of the Express carrier to use and manage these tools within United Airlines guidelines. The Express carrier is accountable for the safeguarding and appropriate use of these very important customer tools. As long as CPR tools are used appropriately, the Contractor will not be charged by United for the cost associated with such usage.

Flight Close Out: In any city in which the Contractor is hired to perform ground handling, the Contractor is responsible for ensuring all flights are closed out in Apollo/ACI immediately after departure. This includes making the appropriate PB, PFS and PD entries. All passenger counts, including revenue and non-revenue passengers, denied boardings, as well as an accounting of any bags held off due to weight/space restrictions, should be noted in the open comments field of the flight close out message. Flight close out must be completed within 10 minutes of flight departure.

Flight Information (FLIFO): All flights must be updated with OUT/OFF/ON/IN times within ten (10) minutes of actual occurrence to ensure accurate information to customers and to employees making operational decisions. The ground handling agent must also enter all ETAs and ETDs within ten (10) minutes of the scheduled departure/arrival, and at every 10 minute interval thereafter for ongoing or rolling delayed flights.

Customer Service Supplies: A carrier designated by United to perform Customer Service functions at a location must maintain an adequate amount of Customer Service supplies to conduct its day-to-day business operation. Such carrier will use United Airlines designated supplies and vendors and is responsible for the purchase of those supplies, except where United handles that carrier.

RAMP SERVICE

Uniforms: United Express employees are required to wear the United designated uniform for Ramp Service personnel. There is to be no deviation from this uniform and it is to be worn at all times while on duty. Employees in uniform, on or off duty are not allowed to drink intoxicating beverages, give the appearance of being intoxicated or visit any establishment whose primary purpose is to dispense liquor (e.g. bars, saloons, cocktail lounges, liquor stores). "Uniform" refers to any uniform apparel bearing the United brand or insignia, or which can be in any way identified with United Airlines or United Express. Because the actions and appearance of employees influence, to a considerable extent, the public's opinion of the United brand, uniformed employees must be mindful of this and conduct themselves accordingly.

•
In a line station, employees may combine pieces of the customer service uniform with pieces of the ramp uniform as long as the shirt or blouse is either the customer service shirt or blouse, or the ramp knit shirt.

•	In a hub station, ramp personal must wear combinations of the United ramp uniform only.

For a review of the Ramp Service uniform, review the Ramp Service Uniform Guide.

United may elect to change the United Express uniform from time to time, and may request that old uniform items be eliminated as an approved uniform item. Following such a change in the designated uniform, United will compensate the Contractor and/or its employees for the value lost on the retired uniform item(s).

Training: It is the responsibility of each Express carrier to train its Ramp Service employees including employees of another carrier who may be contracted to perform these duties on behalf of the Contractor. This training will include, but is not limited to, load planning, baggage handling, ramp safety and security, ramp driving, aircraft familiarization, aircraft servicing, receipt and dispatch of aircraft, baggage make-up, baggage transfer, claim area delivery, baggage scanning, live animal handling, dangerous goods and aircraft de-icing. The Contractor, in stations where the Contractor is not the United designated United Express Ramp Service provider, will be responsible for the training the employees of the designated Ramp Service provider regarding the difference in the Contractors procedures and policies, and the handling of the Contractors Aircraft.

•
Each new hire, or newly assigned Ramp Service employee of the Contractor, must receive formalized training as soon as possible, but not later than 30 days after his or her date of employment or date of assignment.

•	Each Ramp Service employee of the Contractor must maintain product and delivery proficiency, knowledge and skill level.

Baggage Transfer: In a Hub or connecting station, the United designated Ramp Service provider is responsible for the transfer of all baggage/mail/cargo to United, other United Express carriers and other airlines. Transferred bags are delivered as follows:

•	Carry-on (security checked) bags placed in the pit/hole, are to be removed and delivered to the customers immediately at planeside.

•	‘City Bags’ are to be delivered directly to the baggage claim area.

•	‘Hot Bags’, whose window of time is determined on a local level by United Airlines, are to be delivered to the connecting flight at the gate. The gate drop point is to be determined locally by United.

•	‘Cold Bags’, bags outside the Hot Bag window, are to be delivered to the designated sorter belt or transfer point.

•	‘Interline Bags’ (non United or United Express connecting bags) are to be delivered to the designated interline drop point.

Goals for the United Designated Ramp Service Provider:

•	Claim Area Baggage Delivery: Priority Bags delivered First; Last City bag delivered within 20 minutes of flight Block time
•	Scanning: 97% scanning rate uploaded within 10 minutes of departure of each flight
•	MBTA (Mishandled Baggage Trend Analysis or the ratio of passengers mishandled per 1000 boarded.): Rates are determined in conjunction with United’s corporate goal on an annual basis
•	Message or meter to downline station with the transfer bag loading placements referred to as XBUE (Express Baggage loading message): Sent within 10 minutes of the departure of each flight
•	Baggage Loading Audits: 95% compliance

Ground Handling: United Express carriers are responsible for obtaining all applicable federal, state, and local regulatory approvals for conducting business at each location from which they operate. In addition, carriers will ensure their ground handling procedures will satisfy all federal, state, and local regulations. Each carrier will provide United with a copy of its station and ground handling procedures.

From time to time, it may become necessary for United to ground handle United Express, or on very limited occasions for United Express to handle United.. It is the responsibility of the Contractor to train the ground handling carrier in all aspects of the required work to be performed to support the Contractors procedures and policies, and the handling of the Contractors Aircraft. . Such work may include, but is not limited to:

•
Receipt and dispatch of aircraft, ramp safety, ramp driving, aircraft differences, aircraft servicing (potable water and lavatory), aircraft cleaning, towing, baggage handling, baggage loading and transferring, live animal handling, deicing, weight and balance, and dangerous goods.

Required training may be done one-on-one, group, or train-the-trainer. In the case of train-the-trainer, it is then the responsibility of the ground-handling carrier to train other additional personnel. The ground handling carrier will ensure that proper training records are initiated, retained and current.

The ground-handling carrier will ensure that all required licenses and logs are maintained and retained as necessary.

Each carrier is responsible for acquiring its required licenses.

The ground handling carrier will cooperate with any required governmental or corporate inspection or audit, and will correct any deficiencies found in an immediate and timely manner.

The Contractor is responsible for managing all performance related criteria. However, the ground handling carrier will make every “best faith” effort to ensure that all performance requirements are met and that the operation of the Contractor is given the same priority as that given it’s own operation and the operation of other United Express carriers.

The ground handler agrees to keep the Contractor informed of any deficiencies, irregularities and breach of procedures or problems of any type that may negatively impact the Contractor or carrier’s certificate. Further, if an employee(s) of ground handler are found to be responsible for a breach that results in a fine to the Contractor, then United will use reasonable efforts to require the ground handling carrier to compensate the Contractor for the amount of the fine.

The ground handler will immediately advise the Contractor of any material change in space, parking location, manpower, or any other shortcoming that may impact its operation or costs. The ground handler will make every “best faith” effort to ensure that all performance requirements are met and that the operation of the Contractor is given the same priority as that given it’s own operation and the operation of other United Express carriers.

The ground handler will use its own ground equipment wherever possible. However, if specialized equipment ( i.e. equipment specific to Contractor’s operations of ERJ-170s as opposed to standard equipment required for the operation of ERJ-170s) for the Contractor’s particular aircraft is needed, it is the responsibility of the Contractor to provide said equipment at no cost to the ground handler. However, United will compensate the Contractor for the cost of providing specialized equipment as defined above, provided United has the opportunity in advance to approve such specialized equipment.

IN FLIGHT

Uniforms: United Express Flight Attendants are required to wear the United designated uniform. Notwithstanding this, United and the Contractor have agreed to modifications in the uniform requirements as outlined in Section VII.D of the Agreement. Employees in uniform, on or off duty are not allowed to drink intoxicating beverages, give the appearance of being intoxicated or visit any establishment whose primary purpose is to dispense liquor (e.g. bars, saloons, cocktail lounges, liquor stores). "Uniform" refers to any uniform apparel bearing the United brand or insignia, or which can be in any way identified with United Airlines or United Express. Because the actions and appearance of employees influence, to a considerable extent, the public's opinion of the United brand, uniformed employees must be mindful of this and conduct themselves accordingly. For complete information on the uniform and accessory items, review the Customer Service Uniform Appearance Guidelines.

United may elect to change the United Express uniform from time to time, and may request that old uniform items be eliminated as an approved uniform item. Following such a change in the designated uniform, United will compensate the Contractor and/or its employees for the value lost on the retired uniform item(s).

Training: It is the responsibility of each United Express carrier to train its own Flight Attendants in accordance with its FAA Certified program.

In Flight Service:

•
Wherever possible, snack and beverage items should be consistent with the products served by United Airlines. United acknowledges that Contractor has priced its rates for in flight service to provide a soft drink and a peanut-like snack to each passenger. Any changes to this level of in flight service will require an adjustment to the catering cost category.

•
Each United Express aircraft will be supplied by United with an adequate supply of Hemispheres and SkyMall Magazines. United Express must place these two magazines in the designated seat pocket of each seat. Hemisphere and SkyMall magazines are the only magazines authorized in the seat pockets. Exceptions must be approved in writing by United

•
In all on board announcements, it is appropriate to announce the United Express carrier’s name, but the name “United Express” must be included. For example, “On behalf of Shuttle America, we would like to thank you for flying United Express today”.

•
While the contract carrier provides basic announcements, United may request that United Express make promotional announcements on behalf of United from time to time. Such requests will be honored and executed.

OPERATIONAL GOALS

There are four (4) primary operational Goals that each Express carrier is expected to achieve: On-time-zero; Controllable Completion (less Weather/ATC/UA Requested Cancellations); MBTA, and Repurchase Intent. These goals are set at the beginning of each calendar year and may be adjusted year over year. In addition, other target goals may be added to help improve the operation, such as: STAR, Arrival: 14, Block Time, etc. It is expected that each carrier use its “best faith effort” in achieving these goals, whether contractual or otherwise, provided that the addition or changes to the goals do not affect the economics of the Agreement. Such goals may be changed or added to, as operational needs demand.

•
Controllable Completion: The Controllable flight completion goal shall be defined as to exclude all cancellations due to weather, ATC restrictions, acts or omissions caused by United or its employees or agents, cancellations resulting from emergency airworthiness directives, and requests made by United to cancel flights to free up ATC slots.

•	On Time Zero: The On Time Zero goal is the carriers system wide On Time Performance.

•	Mishandled Baggage-MBTA: (See above definition)

Repurchase Intent (RPI) - Marketrak: United Airlines receives feedback from our customers through the “Marketrak” survey program on their satisfaction in flying United Express. Each United Express carrier participates fully in this program. Ratings for RPI are not compared between carriers. Each carrier’s individual rating is compared to its own historical performance.

•	Repurchase Intent (RPI): RPI is based upon customer response to their intent to repurchase or use again the United Express product as reflected in the Marketrak survey

MISCELLANEOUS

ACARS: The Contractor is expected to use an ACARS system on all United Express flights for the purpose of providing timely and accurate Flight Information (FLIFO). United agrees that the cost of ACARS unit will be part of the Aircraft Ownership cost of the airplanes, and that United will assume responsibility for the one time connectivity cost of the ACARS system.

Signage: It is the responsibility of the designated United Express ground handler to provide appropriate and adequate brand signage, which is designated and approved by United Airlines. Brand name(s) to be used on signage is as follows:

•	United Handled City: All signage will reflect the United Airlines brand. United Express signs may be used at the departure gate for United Express flights at the discretion of United.
•
Shared United/United Express Handled City: All signage at the ticket counter will reflect the United Airlines brand. Signage at the United Express handled gate(s) will reflect the United Express brand. Signage on the approach to the airport and on the curb to the airport terminal will primarily reflect United Airlines, but may, if appropriate, reflect United Express as well.

•	United Express Handled City: All signage will reflect the United Express brand.

It is the responsibility of the designated United Express ground handler to ensure that all federally mandated signage is in place in accordance with regulations at each United Express station. The Contractor will be responsible for such signage on the aircraft.

Small Package Dispatch (SPD): Express carriers will participate in United’s SPD program, accepting SPD shipments at the ticket counter up to 30 minutes prior to the departure of each flight and returning SPD shipments to the designated delivery point within 30 minutes of the arrival of each flight.

U.S. Mail: Express carriers will participate with United in the transportation of U.S. Mail in accordance with applicable guidelines. Each carrier will work with United in obtaining USPS Air System Contracts for United designated market.

Station Operations Center (SOC) - Hub Locations: Each United Express carrier will provide adequate staffing in the United Airlines SOC of each designated hub city where the Contractor has more than 100 daily departures. Such Staffing, when required, will be provided during all normal hours of operation.

APPENDIX J

OFFICER POSITION’S ENTITLED TO POSITIVE SPACE LEISURE TRAVEL ON CONTRACTOR’S UNITED EXPRESS FLIGHTS

[*]

[*]& Chief Operation Officer [*]

[*]

Does not include children or other dependents

__________
* Confidential

APPENDIX K

SCHEDULE PARAMETERS

The weekly schedules for the aircraft specified by United must meet the following minimum and maximum schedule parameters:

	Minimum	Maximum
Average Scheduled Block Hours per day	[*]	[*]

Average Scheduled Departures per day		[*]

United will meet the following criteria in devising the schedule:

1.	Aircraft Turn Times
For operations at United designated hub the minimum turn time (defined as the time from Aircraft blocking in to Aircraft unblocking) will be [*]. For operations at a non-United hub, the minimum turn time will be [*]. Turn times for aircraft that will have a scheduled crew change will be a minimum of [*].

2.	Aircraft Maintenance Requirements
Contractor will require the greater of [*] aircraft or [*] of the fleet to be scheduled for overnight maintenance for a minimum period of [*] per day for [*] each week (Weekday Entry). In addition, the greater of [*] aircraft or [*] of the fleet will be scheduled for [*] of continuous maintenance time each week beginning on Saturday afternoon (Weekend Entry).

3.
Maintenance Base(s) Contractor will establish a single maintenance base in Indianapolis, Indiana. As the fleet expands it is expected that an additional maintenance base(s) will be required, at such time the Contractor will evaluate potential maintenance base locations. Following a review of the potential locations with United, the Contractor will determine the location and activation date of the addition maintenance base. Each maintenance base in the Contractors United Express system will have at least three (3) Weekday Entries upon full fleet implementation. Once a maintenance base is establish, then the Contractor will require a [*] notice, if United desires to relocate the base. Further, if United requires that a base to be relocated or if a base no longer meets the Weekday Entry minimum stated above, then United will be responsible for the Contractors relocation and / or shut down cost. The Contractor will use its best efforts to minimize the cost of the relocation and / or shut down.

4.
Crew Overnights The Contractor’s United Express schedule will allow for a single crew (two Pilots and two Flight Attendants) overnight in outstations and will not require the Contractor to schedule any continuous duty overnights. Any costs incurred by Contractor as a result of United failing to meet this parameter will be borne by United. A single crew overnight requires that the crew’s scheduled rest period is at least [*] hours.

5.	Crew Bases
The Contractor will establish a single crew base for Pilots and Flight Attendants in Indianapolis, Indiana. As the fleet expands it is expected that an additional crew base(s) will be required, at such time the Contractor will evaluate potential crew base locations. Following a review of the potential locations with United, the Contractor will determine the location and activation date of the addition crew base. Each crew base in the Contractors United Express system will have at least [*] overnight aircraft and [*] mid-day aircraft turns. Once a crew base is establish, then the Contractor will require a [*] notice, if United desires to relocate the base. Further, if United requires that a base be relocated or if a base no longer meets the scheduling parameters minimums stated above in this section then, United will be responsible for the Contractors relocation and / or shut down cost. The Contractor will use its best efforts to minimize the cost of the relocation and / or shut down.

6.	International and New Airport Operations
The Contractor will require [*] notice prior to the scheduled operation to any new International destination.

[*]

__________
* Confidential